Exhibit 2

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

CONTRIBUTION AGREEMENT

by and among

Rumble Holdings LLC

Rumble Parent LLC

Rumble Fitness LLC

and

H&W Franchise Holdings, LLC

Dated as of March 24, 2021

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

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3.18	Brokers and Finders	20

3.19	No Other Representations	21

ARTICLE 4	REPRESENTATIONS & WARRANTIES OF THE COMPANY	21

4.1	Organization and Qualification; Capitalization	21

4.2	Power and Authority; Validity; Enforceability	22

4.3	Litigation	22

4.4	No Violation	22

4.5	Financial Statements	23

4.6	Absence of Changes	23

4.7	Compliance With Law	24

4.8	Company Intellectual Property	24

4.9	Insurance	26

4.10	Labor Matters	26

4.11	Employee Benefit Plans	27

4.12	COVID-19 Pandemic; CARES Act	27

4.13	Related Person Transactions	27

4.14	Brokers and Finders	28

4.15	No Other Representations; Independent Investigation	28

ARTICLE 5	POST CLOSING COVENANTS	28

5.1	Selling Party Acknowledgements	28

5.2	Non-Solicitation or Hiring of Employees	28

5.3	Non-Solicitation of Franchisees	29

5.4	Covenant Not to Compete	29

5.5	Confidential Information	29

5.6	Injunctive Relief and Additional Acknowledgements	30

5.7	Severability and Reformation	30

5.8	Names	31

5.9	Administration of Accounts and Mail Received after Closing	31

5.10	Rumble TV; Rumble Instagram	31

ARTICLE 6	INDEMNIFICATION	32

6.1	Agreement of the Selling Parties to Indemnify	32

6.2	Agreement of the Company to Indemnify	32

6.3	Exclusive Remedy	33

6.4	Procedures for Indemnification	33

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6.5	Defense and Settlement of Third Party Claims	34

6.6	Duration	35

6.7	Limitations on Indemnification	36

6.8	Payment of Claims; Set-off	37

6.9	Total Consideration Adjustment	37

ARTICLE 7	GENERAL PROVISIONS	38

7.1	Press Releases and Announcements	38

7.2	Fees and Expenses	38

7.3	Notices	38

7.4	Assignment; Successors in Interest	39

7.5	No Benefit to Others	40

7.6	Construction; Interpretation	40

7.7	Counterparts	40

7.8	Integration of Agreement	41

7.9	Governing Law; Exclusive Jurisdiction	41

7.10	Specific Performance	41

7.11	WAIVER OF JURY TRIAL	42

7.12	Amendment	42

7.13	No Waiver.	42

7.14	Partial Invalidity	42

EXHIBITS

EXHIBIT A	DEFINITIONS
EXHIBIT B	BILL OF SALE
EXHIBIT C	TRADEMARK ASSIGNMENT
EXHIBIT D	DOMAIN NAME ASSIGNMENT
EXHIBIT E	SECURED PROMISSORY NOTE
EXHIBIT F	RUMBLE FRANCHISE ASSIGNMENT
EXHIBIT G	AMENDMENT TO THE H&W LLC AGREEMENT
EXHIBIT H	SUBSCRIPTION AGREEMENT
EXHIBIT I	RESTRICTIVE COVENANT AGREEMENT

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of March 24, 2021, among Rumble Holdings LLC, a Delaware limited liability company (the “Seller”), Rumble Parent LLC, a Delaware limited liability company (“Parent”), Rumble Fitness, LLC, a New York limited liability company (“Rumble Fitness”, and together with the Seller and Parent, the “Selling Parties”), and H&W Franchise Holdings, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, immediately prior to the date hereof, all of the issued and outstanding membership interests in the Seller were owned beneficially and of record by its equityholders (collectively, the “Equityholders”) and all of the issued and outstanding membership interests in Rumble Fitness LLC, a New York limited liability company (“Oldco Rumble Fitness”) were owned beneficially and of record by the Seller;

WHEREAS, immediately prior to the date hereof (a) the Seller formed Parent and all of the issued and outstanding membership interests in Parent were owned beneficially and of record by Seller and (b) Parent formed Rumble Merger Sub LLC, a Delaware limited liability company (“Merger Sub”) and all of the issued and outstanding membership interests in Merger Sub were owned beneficially and of record by Parent;

WHEREAS, prior to the Closing the Seller merged with and into Merger Sub and pursuant to such merger the Seller was the surviving entity and by operation of law Seller became a direct subsidiary of Parent (the “Seller Merger”);

WHEREAS, immediately prior to the date hereof (a) the Seller formed Rumble Fitness (formerly known as “New Rumble Fitness LLC”) and all of the issued and outstanding membership interests in Rumble Fitness were owned beneficially and of record by the Seller and (b) Oldco Rumble Fitness merged with and into Rumble Fitness and pursuant to such merger Rumble Fitness was the surviving entity (the “Newco Merger”);

WHEREAS, immediately prior to the Closing (a) Rumble Fitness distributed to Seller all of the Acquired Assets (as defined below) and (b) Seller distributed to Parent all of the membership interests in Rumble Fitness, the effect of which Rumble Fitness is a direct subsidiary of Parent (collectively, and together with the Seller Merger and the Newco Merger, the “Reorganization”);

WHEREAS, the Seller owns the assets utilized in the operation of at home and web based classes and boutique studios which primarily provides boxing-based group fitness classes under the “Rumble” trade name and selling additional products and services ancillary thereto (the “Business”);

WHEREAS, the Seller desires to contribute to the Company and the Company desires to assume certain assets owned by the Seller, which will be used by the Company in connection with the Franchise Business (as defined in Exhibit A); and

WHEREAS, Exhibit A of this Agreement contains definitions for certain defined terms used in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE 1 CONTRIBUTION, ISSUANCE AND DISTRIBUTION

1.1	Contribution, Issuance and Distribution

(a)    On and subject to the terms of this Agreement, at the Closing, the Seller shall contribute, convey, assign, transfer and deliver to the Company, free and clear of all Liens (other than Permitted Encumbrances), and the Company shall assume, acquire and accept from the Seller, all right, title and interest of the Seller in, to and under the Acquired Assets, in exchange for (a) issuance by the Company of 39,540.5 Class A Units (the “Initial Units”), (b) the issuance by the Company of 61,573.5 Class A Units that are subject to vesting and forfeiture as provided in Section 1.1(b) below (the “Additional Units” and together with the Initial Units, the “Issued Units”), and (c) the assumption and discharge by the Company of the Assumed Liabilities, as such Assumed Liabilities mature according to their terms.

(b)    Following the Closing, the Additional Units will vest as follows:

(i)    Prior to the consummation of a Company Sale but after the consummation of a Public Offering, the Additional Units will vest, as follows:

(1)    [***] Class A Units will vest, if the Class A Value Per Unit equals at least [***] per Class A Unit;

(2)    [***] Class A Units will vest, if the Class A Value Per Unit equals at least [***] per Class A Unit; and

(3)    [***] Class A Units will vest, if the Class A Value Per Unit equals at least [***] per Class A Unit.

(ii)    If the Company consummates a Company Sale (excluding, for the avoidance of doubt, a Minority Sale) all of Seller’s unvested Additional Units shall accelerate and vest immediately prior to the closing of such Company Sale to the extent Seller sells Class A Units in such Company Sale; provided, Seller will be required to sell an equal percentage of Initial Units and each tranche of Additional Units granted pursuant to Sections 1.1(b)(i)(1), (2), and (3) above.

(iii)    In the event any Member of the Company sells more than [***] of the Class A-1 Units, Class A-2 Units and Class B Units (on a combined basis) in a single or series of related transactions to a party other than the Company or an existing Member (a “Minority Sale”), then Seller, at its sole discretion, may sell a number of Issued Units equal to the product of (x) the number Issued Units multiplied by (y) a fraction, (i) the numerator of which is the number of Class A-1 Units, Class A-2 Units and Class B Units to be sold in such transaction or series of related transactions and (ii) the denominator of which is the total number of then issued and outstanding Class A-1 Units, Class A-2 Units and Class B Units without taking into account any Additional Units that would be subject to vesting in such transaction (the “Eligible Co-Sale Units”). Notwithstanding anything to the contrary contained herein, in the event of a Minority Sale, there will not be accelerated vesting of unvested Class A Units except to the extent that the number of vested Issued Units is less than number of Eligible Co-Sale Units, an additional number of Issued Units shall vest such that all Eligible Co-Sale Units are Vested Units (“Additional Vested Units”). For avoidance of doubt, in the event of a Minority Sale, the Seller will have full co-sale rights with respect to such transaction pursuant to Section 10.2 of the H&W LLC Agreement with respect to the Eligible Co-Sale Units. In the event there are Additional Vested Units, it will reduce on a one-to-one basis the number of Additional Units eligible for vesting pursuant to Section 1.1(b(1), (2) and (3) in equal proportions.

(iv)    In the event that the Company fails to fund an advance under the Secured Promissory Note for any reason if the Disbursement Conditions (as defined in the Secured Promissory Note) have been met after ten (10) days of written notice and opportunity to cure.

(c)    The number of Class A Units, related Class A Value Per Unit and other applicable price per Class A Unit thresholds set forth in this Section 1.1 will be subject to proportional adjustment for unit splits, unit dividends, recapitalizations and similar events, as determined in good faith by the Company.

(d)    All Additional Units shall automatically vest immediately prior to the closing of a Company Sale or within five (5) Business Days of any such triggering event set forth in Section 1.1(b) without any further action on part of the Seller. The Seller agrees that any Class A Units issued pursuant to this Section 1.1 shall be subject to the terms and conditions of the H&W LLC Agreement or governing documents then in effect, including, without limitation, Section 12.1(c) of the H&W LLC Agreement.

(e)    Studio Closures.

(i)    At any time prior to the later of (x) the date twelve (12) months from the closing of a Public Offering or (y) the date twelve (12) months from the Closing Date, if any one of the “Rumble” fitness studios set forth on Schedule 1.1(e) hereto (as such schedule may be amended pursuant to Section 1.1(e)(ii) below) closes (a “Studio Closure” and such studio, a “Closed Studio”) and no New Studio (as defined below) is designated, Seller shall forfeit an equal percentage of Initial Units and each tranche of Additional Units (pursuant to Sections 1.1(b)(i)(1), (2), and (3) above) in an amount equal to the “Applicable Forfeiture Percentage” for such “Rumble” fitness studio as set forth on Schedule 1.1(e). In such event, all Class A Units subject to forfeiture shall be automatically terminated by the Company. For the avoidance of doubt, any closure of a fitness studio due to the imposition of an Order by a Governmental Entity that prohibits in-studio operations or limits in-studio capacity due to the Covid-19 Pandemic shall not be a “Studio Closure”.

(ii)    Upon a Studio Closure, the Seller or its applicable Affiliate may designate another fitness studio by providing the Company with a written notice of such Studio Closure, which such notice identifies an additional “Rumble” fitness studio (a “New Studio”) that will replace such Closed Studio on Schedule 1.1(e) and the associated Applicable Forfeiture Percentage of the Closed Studio. So long as such New Studio identified is fully operational with at least 30 days of revenue at the time of such Studio Closure and is subject to a franchise agreement with the Company or its Affiliates, then the closure of the Closed Studio shall not result in a forfeiture of any Initial Units or Additional Units pursuant to Section 1.1(e)(i), provided, such New Studio must pay royalties under the applicable franchise agreement for a period of six (6) full calendar months from the date of such Studio Closure in an amount equal to or greater than the amount of royalties paid by the studio subject to such Studio Closure (measured based on the revenue of such studio set forth on Schedule 1.1(e)).

(iii)    Notwithstanding anything in this Section 1.1(e) to the contrary, there shall be no forfeiture of any Initial Units or Additional Units if, prior to the Studio Closure (x) the Company makes an Early Termination Election (as defined in the Secured Promissory Note), (y) the Company fails to fund an advance under the Secured Promissory Note for any reason if the Disbursement Conditions (as defined in the Secured Promissory Note) have been met after ten (10) days of written notice and opportunity to cure or (z) the Company breached Section 13.1 of the Selling Party’s franchise agreement relating to such Closed Studio.

1.2	The Acquired Assets

For purposes of this Agreement, the “Acquired Assets” means the following assets, properties and rights of the Seller, other than the Excluded Assets, which will be used in connection with the Franchise Business as contemplated to be conducted by the Company:

(a)    all of the Seller’s rights under the Contracts set forth on Schedule 1.2(a) (the “Assigned Contracts”;

(b)    except as set forth on Schedule 1.3(l) all Intellectual Property Rights that are either (i) owned or used by the Seller in the Business or in connection with the Acquired Assets, or (ii) licensed to the Seller from a Third Party (collectively, the “Seller Intellectual Property”);

(c)    all of Seller’s rights, title and interest to manage, license and operate a Franchise System;

(d)    all originals or copies of files, books and records, invoices, ledgers, sales, and acknowledgments of the Seller relating to the Acquired Assets;

(e)     all prepayments prepaid expenses and credits in connection with the Acquired Assets;

(f)     all choses in action, causes of action, claims, and demands of the Seller (whether known or unknown, matured or unmatured, accrued or contingent), as related to the Acquired Assets;

(g)    except as set forth on Schedule 1.3(l), all marketing and advertising materials and the use of any toll free telephone numbers, and any websites or other Internet content owned or used by the Seller in the operation of the Business;

(h)    the right to receive and retain mail, accounts receivable payments related to post-Closing periods and other communications relating to the Acquired Assets;

(i)     all goodwill of the Seller as a going concern to the extent related to the Acquired Assets;

(j)     to the extent transferable, all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Seller in connection with the Acquired Assets (other than hereunder);

(k)    except as set forth on Schedule 1.3(l), all vendor Information and all other Information used by the Seller in the operation of the Business; and

(l)    the assets, properties, and rights listed and described on Schedule 1.2(l), if any.

1.3	Excluded Assets

Notwithstanding anything to the contrary set forth in this Agreement, other than the Acquired Assets, the Company is not acquiring, or taking any other assets, properties or rights of the Seller or the Business (the “Excluded Assets”), which for the avoidance of doubt the Excluded Assets shall include the following:

(a)    any Tangible Property of Seller (except to the extent an Acquired Asset);

(b)    the organizational documents, seals, minute books and other documents relating exclusively to the organization, maintenance and existence of the Seller as a legal entity, including taxpayer and other identification numbers; Tax Returns, Tax information and Tax records; auditors’ work papers; all books and records prepared or received in connection with the sale of the Acquired Assets, including legal advice received in connection therewith, offers received from prospective purchasers and any information relating to such offers; and books and records related exclusively to the Excluded Assets or the Excluded Liabilities;

(c)    All cash, certificates of deposit, bank deposits and accounts, negotiable instruments, marketable securities, investments and other cash equivalents of any type, together with all accrued but unpaid interest thereon;

(d)    any rights that accrue or will accrue to the Selling Parties under this Agreement;

(e)    all Contracts that are not Assigned Contracts;

(f)    all insurance policies of the Seller and all rights to applicable claims and proceeds thereunder;

(g)     the Seller’s Benefit Plans and all assets thereof;

(h)    all rights to receive and retain mail, accounts receivable payments related to pre-Closing periods and other communications relating to the Business;

(i)    any and all refunds of or credits relating to any Taxes of the Seller;

(j)    all rights to choses in action, causes of action, claims, and demands of the Seller (whether known or unknown, matured or unmatured, accrued or contingent), as related to any Excluded Liability;

(k)    all rights under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Seller to the extent relating to any Excluded Liability;

(l)    the Intellectual Property Rights listed and described on Schedule 1.3(l); and

(m)    the assets, properties, and rights listed and described on Schedule 1.3(m).

1.4	Assumption of Liabilities

At the Closing, the Company shall assume and agree to pay, discharge or perform, as appropriate, only the following Liabilities (the “Assumed Liabilities”):

(a)    all of the executory obligations and Liabilities of the Seller arising from and after the Closing Date under the Assigned Contracts, but in each case excluding any Liabilities relating to any breach, Default or violation of the Contract by a Selling Party that occurred prior to the Closing Date; and

(b)    all Liabilities related to the Acquired Assets solely to the extent arising on or after the Closing Date; and

1.5	Excluded Liabilities

Notwithstanding anything in this Agreement to the contrary, the Company shall not assume or be obligated to pay, perform or otherwise discharge any Excluded Liabilities. The term “Excluded Liabilities” shall mean all Liabilities, other than the Assumed Liabilities, including the following Liabilities:

(a)    all Liabilities for or with respect to Excluded Taxes;

(b)    all Liabilities for or with respect to non-compliance with Laws relating to the Business;

(c)    all Liabilities to the extent arising from or relating to any Excluded Asset;

(d)    all Change of Control Obligations or Transaction Expenses of the Selling Parties and their Affiliates;

(e)    all Liabilities arising out of or in connection with any Indebtedness of the Selling Parties or any of their Affiliates;

(f)    all Liabilities of any Selling Party or any of their Affiliates not arising from or relating to the Franchise Business;

(g)    the matters set forth on Schedule 1.5(g); and

(h)    any claim relating to all of the foregoing and all associated fees, costs and expenses.

ARTICLE 2 CLOSING

2.1	Time and Place of Closing

Consummation of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution and electronic exchange of this Agreement by the parties hereto effective (for accounting and all other purposes) as of 12:01 a.m. on the date hereof (the “Closing Date”).

2.2	Deliveries by Selling Parties

At the Closing, the Selling Parties will deliver or cause to be delivered to the Company the following:

(a)    a duly executed counterpart of this Agreement;

(b)    a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement (the “Bill of Sale”) in the form attached hereto as Exhibit B;

(c)    a duly executed counterpart of a Trademark Assignment (the “Trademark Assignment”) in the form attached hereto as Exhibit C;

(d)    a duly executed counterpart of a Secured Promissory Note (the “Secured Promissory Note”) in the form attached hereto as Exhibit E;

(e)    a duly executed counterpart to an assignment and assumption of Franchise Agreement (the “Rumble Franchise Assignment”) in the form attached hereto as Exhibit F, with respect to the locations set forth on Schedule 2.2(f);

(f)    a duly executed counterpart to an Amendment and Joinder to the H&W LLC Agreement in the form attached hereto as Exhibit G (the “LLCA Amendment”);

(g)    a duly executed subscription agreement for the issuance of Class A Units in the form attached hereto as Exhibit H (the “Subscription Agreement”);

(h)    duly completed and executed IRS Form W-9 from Seller confirming that Seller (or in the case that Seller is disregarded from its owner, the owner(s) of interests in the Company for United States federal and state income tax purposes) is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), and is not subject to backup withholding;

(i)    evidence of releases of all Liens (other than Permitted Encumbrances) relating to the Acquired Assets including those set forth in Schedule 2.2(j);

(j)    Restrictive Covenant Agreements in the form attached hereto as Exhibit I, duly executed by the Founders (collectively, the “Restrictive Covenant Agreements”);

(k)    a certificate executed by an officer of the Seller containing a true and correct copy of the minutes taken at a meeting of the board of managers of the Seller, at which the board of managers of the Seller approved and authorized this Agreement and each of the other Transaction Documents to which Seller is a party and each of the transactions contemplated hereby and thereby;

(l)    a schedule listing the income tax basis of each depreciable Acquired Asset as of the Closing Date, along with applicable information regarding depreciation or other cost recovery methods of such assets; and

(m)    all other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement and the other Transaction Documents, and all other documents, instruments, declarations, affidavits and writings reasonably requested by the Company that are reasonably necessary to assign, convey, transfer and deliver to the Company, good and valid title to the Acquired Assets.

2.3	Deliveries by the Company

At the Closing, the Company will deliver or cause to be delivered the following to the Seller:

(a)    a duly executed counterpart of this Agreement;

(b)    a duly executed counterpart of the Bill of Sale;

(c)    a duly executed counterpart of the Trademark Assignment;

(d)    a duly executed counterpart of the Secured Promissory Note;

(e)    a duly executed counterpart of the Rumble Franchise Assignment;

(f)    a duly executed counterpart to the LLCA Amendment;

(g)    a duly executed counterpart to the Subscription Agreement;

(h)    duly executed counterparts to the Restrictive Covenant Agreement;

(i)    a duly executed counterpart to the Transition Services Agreement;

(j)    a certificate executed by an officer of the Company containing a true and correct copy of resolutions adopted by the Company’s governing body approving and authorizing this Agreement and each of the other Transaction Documents to which the Company is a party and each of the transactions contemplated hereby thereby; and

(k)    all other documents, instruments and writings required to be delivered by the Company at or prior to the Closing Date pursuant to this Agreement and the other Transaction

Documents, and all other documents, instruments, declarations, affidavits and writings reasonably requested by the Seller that are reasonably necessary for the Company to assume the Assumed Liabilities, for the Seller to convey the Acquired Assets or for the issuance of the Class A Units.

2.4	Further Assurances

On and after the Closing, upon the reasonable request of the Seller (on behalf of the Selling Parties), on the one hand, or the Company, on the other hand, the other Party shall prepare, execute and deliver such other agreements, instruments, and other documents, and take and perform such other actions, as may be reasonably necessary or appropriate to effectuate the purposes and intent of this Agreement and to consummate the transactions contemplated hereby. In this regard, the Selling Parties and the Company shall, and shall cause their respective Affiliates to, execute and deliver all such further instruments, and shall take such further actions, as may be reasonably necessary or appropriate to transfer the Acquired Assets and to assure the assumption by the Company from the Seller of the Assumed Liabilities and to otherwise make effective the transactions contemplated hereby, including execution of any award agreements, joinder agreements, or similar documents in connection with any Class A Units granted hereunder.

2.5	Tax Treatment.

The Parties intend and expect that the transactions contemplated by this Agreement will be treated, for purposes of U.S. federal income taxation (and any state income tax laws that incorporate or follow U.S. federal income tax principles), as constituting a contribution by Seller of all the Acquired Assets held by Seller to the Company in exchange for Class A Units in a transaction described in Section 721 of the Code.

2.6	Non-Assignable Assets

(a)    Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Acquired Asset, which by its terms or by Law is non-assignable without the consent of, or other action by, a Third Party or a Regulatory Authority or is cancelable by a Third Party (or would otherwise adversely affect the rights of the Company or Seller thereunder) in the event of an assignment of such an asset (the “Non-Assignable Assets”), unless and until such consent shall have been obtained or such other requisite action shall have been taken.

(b)    To the extent permitted by applicable Law, in the event that written consents to the assignment of a Non-Assignable Asset cannot be obtained prior to the Closing, the Selling Parties shall, on behalf of the Company, (i) provide to the Company the benefits of the Non-Assignable Asset in question accruing after the Closing Date; (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Company; and (iii) enforce, at the request and expense of the Company and for the account of the Company, any rights of the Selling Parties arising from any such Non-Assignable Asset; and the Selling Parties will promptly pay to the Company all monies received by the Selling Parties under such Non- Assignable Asset. So long as the Company is provided the benefit of any such Non-Assignable

Asset pursuant to its terms, the Company will perform or discharge, on behalf of the Selling Parties, the Selling Parties’ obligations and liabilities under each such Non-Assignable Asset in accordance with the provisions thereof except for any obligations and liabilities under each such Non-Assignable Asset that constitute an Excluded Liability. This Section 2.6(b) will not be construed to require the Selling Parties or the Company to assume any additional Liability hereunder or to perform under or assume any obligations with respect to such Non-Assignable Assets in excess of those required by the terms of such Non-Assignable Assets. Once a necessary consent is obtained, the applicable Non-Assignable Asset will be deemed to have been automatically transferred to the Company on the terms set forth in this Agreement with respect to the Acquired Assets transferred and assumed at the Closing, and consistent with the foregoing, the obligations pursuant to the applicable Non-Assignable Asset will be deemed to be Assumed Liabilities, and the rights pursuant to the applicable Non-Assignable Asset will be deemed to be Acquired Assets.

(c)    As of and from the Closing Date, the Selling Parties on behalf of themselves and their Affiliates authorize the Company, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at the Company’s expense, to perform all the obligations and receive all the benefits of each such Selling Party or such party’s respective Affiliates under the Non-Assignable Assets.

ARTICLE 3 REPRESENTATIONS & WARRANTIES OF THE SELLING PARTIES

As a material inducement to Company to enter into this Agreement and consummate the transactions contemplated hereby, each Selling Party jointly and severally represents and warrants to the Company that:

3.1	Organization and Qualification

Each Selling Party is duly formed, validly existing and in good standing under the Laws of the state of its organization as indicated in the Recitals. Each Selling Party has furnished to the Company a complete and accurate copy of its current certificate of formation, operating agreements, bylaws or similar governing documents, as amended or restated. Seller has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller has obtained and currently maintains all qualifications to do business and is in good standing in each jurisdiction in which the ownership or use of the Acquired Assets or the operation of the Business as currently conducted would require it to be so qualified and each such jurisdiction is set forth on Schedule 3.1, except where the failure to maintain such qualifications would not reasonably be expected to result in a Material Adverse Effect. Neither Seller nor Rumble Fitness owns any Subsidiaries. Parent holds beneficially and of record all of the equity interests of Seller and Rumble Fitness, free and clear of all Liens (other than restrictions on transfer arising from federal and state securities Laws).

3.2	Power and Authority; Validity; Enforceability

Each Selling Party has the power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. All instruments or documents executed by the Selling Parties in connection with the Transaction Documents have been duly authorized, executed and delivered and, assuming the due and valid execution and delivery thereof by the other parties thereto, constitute valid and binding obligations of the Selling Parties, enforceable in accordance with their terms except as such enforceability may be subject to bankruptcy, moratorium, receivership, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar Laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity (the “Bankruptcy and Equity Exceptions”). No other corporate (including shareholder, member or equivalent by the Equityholders) proceeding on the part of any Selling Party is necessary to authorize the execution, delivery or performance of the Transaction Documents or the consummation of the transactions contemplated thereby.

3.3	No Violation

Except as provided on Schedule 3.3, the execution of the Transaction Documents by the Selling Parties and the performance of all obligations contained therein does not and will not: (a) conflict with the Seller’s governing documents, (b) violate any Laws, (c) result in the creation or imposition of any Lien, (d) result in a breach, Default, termination, acceleration or penalties under any Contract, Permit or other instrument to which any Selling Party is a party or any of their assets or properties is bound, or (e) require the Consent of, filing with or notice to any Third Party, including any Regulatory Authority other than compliance with federal or state securities or “blue sky” Laws.

3.4	Financial Statements

Attached as Schedule 3.4 are correct and complete copies of the consolidated (y) audited balance sheet and related statement of income and cash flows of the Selling Parties for the year ending December 31, 2018 and (z) unaudited balance sheets and related statements of income of the Selling Parties for the year ending December 31, 2019 (collectively, the “Historical Financial Statements”), and the consolidated unaudited balance sheets and related statements of income of the Selling Parties (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”) for the year ending December 31, 2020 (the “Interim Financial Statement Date”). Except as set forth in Schedule 3.4, the Financial Statements have been prepared from the books and records of the Selling Parties in accordance with GAAP and present fairly in all material respects the financial position and results of operation and statements of cash flows of the Business as at the dates and for the periods indicated. The Selling Parties have no Liabilities which are not fully and adequately accrued or reserved against in the Interim Financial Statements, other than (a) Liabilities incurred in the Ordinary Course of Business since the Interim Financial Statement Date, none of which either individually or in the aggregate are material in amount, (b) ordinary course executory obligations or Liabilities under any Contracts to which the Seller or Rumble Fitness is a party (other than Liabilities for breach of contract, breach of warranty, tort, infringement or litigation), or (c) Excluded Liabilities. The books, records, and accounts of the Seller and Rumble Fitness accurately and fairly reflect the transactions and the assets and Liabilities of the Business in all material respects. All of the Indebtedness of the Seller as of the date hereof is set forth on Schedule 3.4. The accounts receivable reflected on the Interim Financial Statements and the accounts receivable arising after the date thereof (x) have arisen from bona fide transactions entered into by Seller or Rumble

Fitness involving the sale of goods or the rendering of services (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions) in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms and (y) constitute only valid, undisputed claims of Seller or Rumble Fitness not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Business have been determined in accordance with GAAP. No Person has any Lien (other than Permitted Encumbrances) on such accounts receivable or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivable.

3.5	Title to and Condition of the Acquired Assets

(a)    The Seller has good, valid and marketable title to the Acquired Assets, free and clear of any Liens (other than Permitted Encumbrances).

(b)    Except as set forth on Schedule 3.5, the Acquired Assets include all Intellectual Property Rights necessary for or used or usable in the conduct of the Business. Other than the assets set forth on Schedule 1.3(l), none of the Excluded Assets that constitute Intellectual Property Rights are material to the Business.

(c)    No Selling Party has granted any power of attorney affecting the Acquired Assets.

3.6	Contracts

(a)    Schedule 3.6(a) contains a true and correct list of all of the following Contracts, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (the “Business Contracts”):

(i)    any licensing agreement or other agreement related to the use, possession, marketing, sale, practice or other exploitation of any Seller Intellectual Property and any licensing agreement or other agreements relating to any Intellectual Property Rights used in the Business, excluding (i) non-exclusive licenses for unmodified, off-the-shelf Software licensed for aggregate fees of less than $200,000; (ii) licenses for open source Software; and (iii) licenses for Software or other Intellectual Property Rights embedded in any equipment, fixtures, components, or finished products (collectively, the “Intellectual Property Agreements”);

(ii)    any employment Contract or sales commission agreement requiring annual payments in excess of $100,000 and any collective bargaining agreement;

(iii)    any Contract with any independent contractor, consultant or Leased Worker requiring annual payments in excess of $100,000;

(iv)    any Contract granting any Person a Lien on all or any part of any of the Acquired Assets;

(v)    any Contract granting to any Person an option or a first refusal, first-offer or similar preferential right to use, purchase or acquire any of the Acquired Assets;

(vi)    Contracts with any material suppliers; and

(vii)    any Contract not otherwise included in the foregoing that is material to the Business.

(b)    Each of the Business Contracts is in full force and effect, and, to the Knowledge of the Selling Parties, there exists no Default under any of the Business Contracts. Except as set forth on Schedule 3.6(b), each Business Contract that is an Assigned Contract is fully assignable without the Consent of any Third Party. No rights of the Seller under any Business Contract that is an Assigned Contract have been assigned or otherwise transferred, including as security for any obligation of any Person.

(c)    Except as indicated on Schedule 3.6(c), there exists no actual or, to the Knowledge of the Selling Parties any threatened, termination or limitation of, or any modification to any Business Contract. As of the date of this Agreement, none of the Selling Parties have any Knowledge of any breach or anticipated breach of any of the Business Contracts.

3.7	Seller Intellectual Property

(a)    Schedule 3.7(a) contains a complete and accurate list of (i) all of the registered and applied-for Intellectual Property Rights and material unregistered trademarks and Software that are owned, in whole or in part, or claimed to be owned, by the Seller and used in the Business anywhere in the world (the “Owned Seller Intellectual Property”), and (ii) all other material Intellectual Property Rights used in the Business, except in each case, for Intellectual Property Agreements (together with the Owned Seller Intellectual Property, collectively, the “Material Seller Intellectual Property”). The Seller Intellectual Property constitutes all of the Intellectual Property Rights necessary for the conduct of the Business as presently conducted and as proposed to be conducted. The Seller owns all rights, title and interests in or otherwise has a written license or other license to use all the Seller Intellectual Property free and clear of all Liens other than the Permitted Encumbrances.

(b)    Except as set forth on Schedule 3.6(a) or as excluded under Section 3.6(a), there are no instruments, licenses, contracts, or other agreements governing or relating to any Owned Seller Intellectual Property.

(c)    The Selling Parties have taken commercially reasonable steps to maintain, enforce and preserve the confidentiality of all Trade Secrets included in the Seller Intellectual Property. No current or former employee, contractor or consultant of any Selling Party has any right, title or interest, directly or indirectly, in whole or in part, in any material Seller Intellectual Property. Each Selling Party has obtained from all Persons who have created any material Seller

Intellectual Property valid and enforceable written assignments of any such Seller Intellectual Property to Selling Party or such Seller Intellectual Property is owned by Seller by operation of law. To the Knowledge of the Selling Parties, no Person is in violation of any such written confidentiality or assignment agreements.

(d)    (i) All of the Material Seller Intellectual Property is valid and enforceable; (ii) during the three (3) years immediately prior to the date hereof, no written claim by any Third Party contesting the validity, enforceability, use or ownership of any of the Material Seller Intellectual Property has been made, is currently outstanding or is threatened in writing; (iii) to the Knowledge of the Selling Parties, during the three (3) years immediately prior to the date hereof, neither any Selling Party nor the Business has infringed, misappropriated or otherwise violated, and neither any Selling Party nor the Business currently infringes, misappropriates or otherwise violates, the Intellectual Property Rights of any Third Party in the jurisdictions in which the Business operates and has operated; (iv) during the three (3) years immediately prior to the date hereof, no Selling Party has received written notices regarding any of the foregoing set forth in (iii) hereof (including any demands or offers to license any Intellectual Property Rights from any Third Party); (v) to the Knowledge of the Selling Parties, during the three (3) years immediately prior to the date hereof, no Third Party has infringed, misappropriated or otherwise violated any of the Material Seller Intellectual Property in the jurisdictions in which the Business operates and has operated. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s right to own or use any Seller Intellectual Property in the conduct of the Business as currently conducted. Immediately following the Closing, all Seller Intellectual Property will be owned or available for use by the Company on substantially the same terms as such was owned or available for use by Seller immediately prior to the Closing.

(e)    All registered Material Seller Intellectual Property complies in all material respects with applicable formal legal requirements necessary to maintain such Intellectual Property Rights before the applicable registrar as of the Closing Date, and all registrations thereof are subsisting and in full force and effect. No cancellation, termination, expiration or abandonment of any material Material Seller Intellectual Property (except with regard to natural expiration) is anticipated by the Selling Parties. All required filings and fees related to any registered Material Seller Intellectual Property as of the Closing Date have been timely submitted with and paid to the relevant Regulatory Authorities and authorized registrars.

(f)    The computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, Third Party Software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or software systems that are used or relied on by the Seller in the operation of its Business (collectively, “Seller Information Systems”) are adequate for the operation of the Business and the Selling Parties have purchased a sufficient number of license seats for all software used by the Seller in such operations. With respect to the Seller Information Systems: (i) the Seller has a disaster recovery plan in place and has adequately tested such disaster recovery plan for effectiveness; (ii) the Seller has taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that such Seller Information Systems are free from contaminants, including the use of commercially available antivirus software with the intention of protecting the Seller’s products from becoming infected by viruses and other harmful code; (iii) there have been no successful unauthorized intrusions or breaches of the security of the Seller Information Systems; (iv) during the three (3) years immediately prior to the date hereof, there has not been any malfunction that has not been remedied or replaced, or any unplanned downtime or service interruption. The operation of the Business by the Seller is and, for the past three (3) years, has been in compliance in all material respects with all applicable Privacy and Security Requirements. The Seller has valid and legal rights to access or use all Personal Data that is accessed and used by or on behalf of the Seller. The Seller has established and maintained Privacy Policies as required by applicable Privacy Laws, and Privacy Policies are posted on each of the Seller’s websites and online services as required by applicable Laws.

(g)    The Seller has not experienced any Security Breaches and the Seller has not received any written or, to the Knowledge of Seller, other claims, demands, or other notices including a notice of investigations from any Person (including any Regulatory Authority) regarding the Selling Parties’ non-compliance with Privacy and Security Requirements.

(h)    To the extent required by Privacy and Security Requirements, the Seller uses, and requires all Third Parties who have access to or receive Personal Data from the Seller to use, commercially reasonable safeguards designed to protect all Personal Data to protect against unauthorized access or use.

3.8	Litigation

Except as listed on Schedule 3.8, there is, and has in the last three (3) years been, no material Litigation pending or, to the Knowledge of the Selling Parties, threatened against the Selling Parties, the Business, any of the Acquired Assets, or the Business’ insurance policies or any of the officers of the Selling Parties in regards to their actions as such, including with respect to any matter arising from or related to Covid-19 or Covid-19 Measures (whether regarding contractual, labor, employment, benefits or other matters). To the Knowledge of the Selling Parties, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Litigation. There are no outstanding Orders and no unsatisfied judgments, penalties, or awards against or affecting the Selling Parties, any of the Acquired Assets, or the Assumed Liabilities.

3.9	Absence of Changes

Except as set forth on Schedule 3.9, since the Interim Financial Statement Date, there has been no Material Adverse Effect, and the Selling Parties have operated in the Ordinary Course of Business in all material respects and have not:

(a)    had a Material Adverse Effect;

(b)    had any change in the assets, liabilities, financial condition, prospects or operations from that reflected in the Interim Financial Statements, other than changes in the Ordinary Course of Business none of which individually or in the aggregate has had or is reasonably expected to have a Material Adverse Effect and none of which relate to breach of contract, breach of warranty, tort, infringement, misappropriation, violation of Law or any Litigation;

(c)    entered into any Contract that would constitute a Business Contract or had any acceleration, termination, amendment, modification, waiver or change in any Business Contract or Permit;

(d)    entered into any new line of business, opened, relocated, or closed of any branch, office, servicing, or other facility by, or abandonment or discontinuance of any existing lines of business;

(e)    mortgaged, pledged or subjected to or allowed to exist any Lien on any Acquired Assets, except for Permitted Encumbrances or Liens that have been or will be released on or prior to the Closing;

(f)    incurred, assumed or guaranteed any Indebtedness for borrowed money except unsecured current obligations, Indebtedness incurred under the Credit Agreement, dated as of October 2, 2019, by and among Rumble Fitness, Seller, the lenders identified therein and Raven Asset-Based Credit Fund I LP, as amended, and Liabilities incurred in the Ordinary Course of Business;

(g)    cancelled any debts or claims or amendment, termination or waiver of any rights constituting Acquired Assets;

(h)    transferred, assigned, sold or otherwise disposed of any of the Acquired Assets shown or reflected on the Interim Financial Statement, except for the sale of inventory in Ordinary Course of Business;

(i)    transferred, assigned or granted any license or sublicense under or with respect to any Seller Intellectual Property used in the Business other than in the Ordinary Course of Business;

(j)    abandoned, lapsed or failed to maintain in full force and effect any material Seller Intellectual Property;

(k)    had any material damage, destruction or loss, or any material interruption in use, of any Acquired Assets, whether or not covered by insurance;

(l)    made any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(m)    adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed any petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(n)    changed any method of financial accounting or financial accounting practice for the Business, except as required by GAAP as disclosed in the notes to the Financial Statements;

(o)    changed cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; or

(p)    made any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.10	Insurance

The Acquired Assets, the business operations of the Business and its employees are insured under various policies of general liability and other forms of insurance, of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance in all material respects with all applicable Laws and Contracts to which Seller is a party or by which it is bound. All premiums payable under all such policies have been paid, and the Selling Parties are otherwise in compliance in all material respects with the terms and conditions of all such policies. There are no claims related to the Business, the Acquired Assets or the Assumed Liabilities pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such insurance policies. All such insurance policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such insurance policy. True and complete copies of the insurance policies have been made available to Company.

3.11	Labor Matters

(a)    The Selling Parties have not experienced any organized slowdown, work interruption, strike, work stoppage or union organizing campaigns by its employees. No Selling Party is a party to or has any obligation pursuant to any oral and legally binding or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the employees of any Selling Party, nor is any Selling Party obligated under any Contract, Order or Law to recognize or bargain with any labor organization or union on behalf of such employees.

(b)    The Selling Parties have complied in all material respects with all applicable federal, state, local and foreign Laws concerning the employment relationships it maintains with its employees and with all agreements relating thereto, including provisions thereof relating to wages, hours, health and safety, discrimination, equal opportunity, harassment, immigration, collective bargaining and the payment of social security, wage, payroll and other Taxes. There is no pending or, to the Knowledge of the Selling Parties, Labor Claims against any Selling Party threatened. No Selling Party has implemented any employee layoffs or facility closures that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law. Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Selling Parties, each Person who has provided or is providing services to a Selling Party, and has been classified as a consultant, independent contractor, or temporary or leased employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax.

(c)    To the Knowledge of the Selling Parties, no employee or service provider is subject to any Contract (other than a contract between such employee or service provider and Seller that is a Business Contract) that purports to restrict such employee or service provider from engaging in any line of business that is competitive with any Person or providing services to (or soliciting the provisions of services to) any Person.

3.12	Employee Benefit Plans

Except as disclosed on Schedule 3.12, each Employee Benefit Plan of the Selling Parties (“Seller Benefit Plans”) complies with and has been administered in all material respects with the Employee Retiree Income Security Act of 1974, as amended (“ERISA”), the Code, and all other statutes, rules and regulations, agreements and instruments by which it is governed. There are no pending investigations by any Regulatory Authority involving any Seller Benefit Plan and, to the Knowledge of the Selling Parties, no threatened or pending claims against any Seller Benefit Plan (except for claims for benefits payable in the normal operation of the Seller Benefit Plans). All contributions to, and payments from, each Seller Benefit Plan have been timely made. The Seller and its Affiliates have complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and ERISA Sections 601 through 608. No Seller Benefit Plan is a plan that is subject to Title IV of ERISA, and no Seller Benefit Plan provides health or other welfare benefits to former employees of the Business other than health continuation coverage pursuant to COBRA or similar state laws. Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Seller Benefit Plan and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Seller Benefit Plan.

3.13	Taxes

(a)    The Selling Parties, Oldco Rumble Fitness and Merger Sub (as applicable) have prepared and timely filed (or have had so prepared and timely filed on their behalf) with the appropriate domestic federal, state, local and foreign Regulatory Authorities all Tax Returns required to be filed and have timely paid all Taxes due and owing, whether or not showing on any Tax Return. All such Tax Returns have been complete and correct in all respects. There are no Liens for Taxes upon any of the Acquired Assets nor is any taxing authority in the process of imposing any Liens for Taxes on any of the Acquired Assets. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Selling Party, Oldco Rumble Fitness or Merger Sub.

(b)    No Litigation is pending or, to the Knowledge of the Selling Parties, threatened by any jurisdiction alleging that a Selling Party has a duty to file Tax Returns and pay Taxes or is otherwise subject to the taxing authority of any jurisdiction, nor does any Selling Party have any Knowledge or received any notice or questionnaire from any jurisdiction which suggests that a Selling Party may have a duty to file such Tax Returns and pay such Taxes.

(c)    There is no Litigation concerning any Tax Liability of any Selling Party that relates to any of the Business, the Acquired Assets, or for which the Company may become liable. All deficiencies asserted, or assessments made, against any Selling Party as a result of any examinations by any Regulatory Authority have been fully paid.

(d)    Seller has withheld and timely paid to any Tax authority all Taxes required to be withheld and paid in connection with any amount paid or owing to any employee, independent contractor, creditor, member, or other Third Party, including any sales, employment, unemployment, use or excise tax, including any tax required to be collected from customers and remitted to any Tax authority or any Governmental Entity and has complied with any backup withholding provisions of applicable Law. Seller has retained adequate and proper proof of any exemption from any sales or use tax, including any resale certificates, or similar documents.

(e)    No Selling Party is a party to or has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Seller is not a member of an affiliated group (within the meaning of Section 1504 or the Code). Seller is not subject to any “tax sharing” or similar agreement. Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(f)    Neither of Seller, Parent, New Rumble Fitness, Merger Sub, or Oldco Rumble Fitness has been a member of an affiliated group filing consolidated, combined, unitary, or similar tax returns (other than the consolidated group of which Seller is the common parent or has had any liability for the Taxes of any Person, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise.

3.14	Compliance with Laws; and Permits

(a)    Except as set forth on Schedule 3.14(a), the Selling Parties have complied and are in compliance in all material respects with all applicable Laws and no written notices have been received by and, to the Knowledge of the Selling Parties, no material claims have been threatened or filed against any Selling Party alleging a violation of any such Laws.

(b)    The Selling Parties hold all Permits material to the conduct of the Business or ownership of the Acquired Assets. The Selling Parties are in compliance in all material respects with all terms and conditions of any such Permits, and all fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.14(b) lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse, limitation, or any material adverse change in the status or terms and conditions of any Permit set forth on Schedule 3.14(b). With respect to any such Permits or authorizations to be transferred to the Company, Seller has undertaken all measures necessary to facilitate transferability of the same, and to the Knowledge of the Seller there is no condition, event or circumstance that might prevent or impede the transferability of the same.

3.15	Related Person Transactions

Schedule 3.15 sets forth each Related Person Transaction in the last five (5) years, including any services and the use of any assets or properties provided to or by the Business, except for employment and benefit arrangements, including employment agreements, incentive compensation and equity arrangements. Except as set forth on Schedule 3.15 and the transactions contemplated by the Transaction Documents, from and after the Closing Date, the Franchise Business shall have no obligation to engage in any Selling Party Related Person Transaction and shall not be bound by any agreement or commitment with respect to any Selling Party Related Party Transaction, and no Selling Party Related Person will have any interest in any Acquired Assets.

3.16	Franchise Matters

Except as disclosed on Schedule 3.16, no Person has operated a “Rumble” franchise system or offered or sold “Rumble” franchises. Except as disclosed on Schedule 3.16, no Selling Party has offered or sold or otherwise granted any rights to any Person conferring upon that Person, and no Person has any rights to, area development, area representative, master franchise, subfranchise or other multi-unit or multilevel rights with respect to the “Rumble” brand.

3.17	COVID-19 Pandemic; CARES Act

(a)    Since the onset of the COVID-19 Pandemic, the Selling Parties have complied, in all material respects, with all Laws relating to COVID-19, including those relating to (i) shelter- in-place and quarantine orders, (ii) the maintenance of safe and acceptable working conditions, including by making disclosures regarding positive cases of COVID-19 among employees or service providers of Seller, and (iii) employee benefits, privacy or labor and employment, including with respect to the furlough or termination of employees or the reduction or modification of compensation or employee benefits, if any.

(b)    The Selling Parties have complied with the CARES Act in all material respects.

3.18	Brokers and Finders

Except as disclosed on Schedule 3.18 (all of which are Transaction Expenses), no Selling Party or any Related Person of them has incurred any Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by the Transaction Documents.

3.19	No Other Representations

EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 3 OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY ANY SELLING PARTY, NO SELLING PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO ANY SELLING PARTY, THE ACQUIRED ASSETS, OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, AS TO THE OPERATION OF THE ACQUIRED ASSETS AFTER THE CLOSING IN ANY MANNER.

ARTICLE 4 REPRESENTATIONS & WARRANTIES OF THE COMPANY

As a material inducement to Company to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents and warrants to the Seller that:

4.1	Organization and Qualification; Capitalization

(a)    The Company is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has furnished to the Selling Parties a complete and accurate copy of its current certificate of formation, operating agreements, bylaws or similar governing documents, as amended or restated. The Company has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. The Company has obtained and currently maintains all qualifications to do business and is in good standing in each jurisdiction in which the ownership or use of its assets or property or the operation of its business as currently conducted would require it to be so qualified, except where the failure to maintain such qualifications would not reasonably be expected to result in a Material Adverse Effect. The Company has no Subsidiaries except for those set forth on Schedule 4.1(a)(ii). Schedule 4.1(a)(ii) sets forth the issued and outstanding equity interests of each Subsidiary set forth therein, which are owned of record and as set forth therein.

(b)    The H&W LLC Agreement, as provided to Seller, sets forth the issued and outstanding equity interests of the Company, which are owned of record and as set forth therein. Except as set forth therein, no other equity interests of the Company are authorized, issued or outstanding. Each issued and outstanding equity interest of the Company is duly authorized and validly issued and was issued in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends or other distributions with respect to any equity interests of the Company. Except as set forth in the H&W LLC Agreement, there are no (i) outstanding securities convertible or exchangeable into equity interests of the Company, (ii) options, warrants, calls, subscriptions, conversion rights, exchange rights, purchase rights, preemptive rights or other rights, agreements or commitments obligating the Company to issue, transfer or sell any equity interests or (iii) voting trusts, proxies or other agreements or understandings to which the Company is bound with respect to the voting, transfer or other disposition of its equity interests. Except as set forth on Schedule 4.1(b), there are no outstanding or authorized equity interests appreciation, phantom equity interests, unit appreciation rights, profit participation or similar rights with respect to the Company. There are no restrictions on the transfer of the

Company’s equity interests other than those arising from federal and state securities Laws or as set forth in the H&W LLC Agreement. All equity interests issued by the Company have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” Laws, and the Company has not materially violated the Securities Act or any applicable state securities or “blue sky” Laws in connection with the issuance of any such equity interests.

4.2	Power and Authority; Validity; Enforceability

The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. All instruments or documents executed by the Company in connection with the Transaction Documents have been duly authorized, executed and delivered and, assuming the due and valid execution and delivery thereof by the other parties thereto, constitute valid and binding obligations of the Company, enforceable in accordance with their terms except as such enforceability may be subject to the Bankruptcy and Equity Exceptions. No other corporate (including shareholder, member or equivalent by the Company’s equityholders) proceeding on the part of the Company is necessary to authorize the execution, delivery or performance of the Transaction Documents or the consummation of the transactions contemplated thereby.

4.3	Litigation

Except as listed on Schedule 4.3, there is, and has in the last three (3) years been, no Litigation pending or, to the Knowledge of the Company, threatened in writing against the Company, any Subsidiary or any of their respective properties which (a) adversely affects or challenges the legality or enforceability of the Transaction Documents or the Class A Units, or (b) could have or could reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Litigation involving a claim or violation or Liability under federal or state security laws or a claim of breach of a fiduciary duty.

4.4	No Violation

Except as provided on Schedule 4.4, the execution of the Transaction Documents by the Company and the performance of all obligations contained therein does not and will not: (a) conflict with the Company’s governing documents, (b) assuming that all consents, approvals and authorizations described in Schedule 4.4 have been obtained, violate any Laws, (c) result in the creation or imposition of any Lien, (d) result in a breach, Default, termination, acceleration or penalties under any Contract, Permit or other instrument to which the Company is a party or any of its assets or properties is bound, or (e) require the Consent of, filing with or notice to any Third Party, including any Regulatory Authority other than (i) compliance with federal or state securities or “blue sky” Laws, (ii) such Consents, filings or notices as may be required as a result of the identity of the Seller and its Affiliates, (iii) where the failure to receive such Consents or make such filings or notices would not, individually or in the aggregate (A) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (B) reasonably be expected to be materially adverse to the Company taken as a whole.

4.5	Financial Statements

Attached as Schedule 4.5 are correct and complete copies of the consolidated audited balance sheets and related statements of income and cash flows of Xponential Fitness, LLC, a Delaware limited liability company (“Xponential”) and its Subsidiaries for the years ending December 31, 2018 and December 31, 2019 (“Xponential’s Historical Financial Statements”), and the consolidated unaudited balance sheet and related statement of income of Xponential (“Xponential’s Interim Financial Statements” and together with the Historical Financial Statements, “Xponential’s Financial Statements”) as of December 31, 2020 (“Xponential’s Interim Financial Statement Date”). The Xponential’s Financial Statements have been prepared from the books and records of Xponential in accordance with GAAP and present fairly in all material respects the financial position and results of operation and statements of cash flows of Xponential as at the dates and for the periods indicated; except as may be stated in the notes thereto and that the Xponential’s Interim Financial Statements are subject to normal year-end adjustments and lack the footnote disclosures otherwise required by GAAP. Neither Xponential nor its Subsidiaries have any Liabilities of a nature required to be set forth on a balance sheet prepared in accordance with GAAP which are not fully and adequately accrued or reserved against in Xponential’s Interim Financial Statements, other than (a) Liabilities incurred in the Ordinary Course of Business since Xponential’s Financial Statement Date, or (b) ordinary course executory obligations or Liabilities under any Contracts to which Xponential or any of its Subsidiaries is a party (other than Liabilities for breach of contract, breach of warranty, tort, infringement or litigation). The books, records, and accounts of Xponential and its Subsidiaries accurately and fairly reflect the transactions and the assets and Liabilities of Xponential and its Subsidiaries in all material respects. The accounts receivable reflected on the Interim Financial Statements and the accounts receivable arising after the date thereof (x) have arisen from bona fide transactions entered into by Xponential or its Subsidiaries involving the sale of goods or the rendering of services (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions) in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms and (y) to the Knowledge of the Company, constitute only valid, undisputed claims of Xponential or its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice. The reserve for bad debts shown on Xponential’s Interim Balance Sheet or, with respect to accounts receivable arising after the date of Xponential’s Interim Balance Sheet, on the accounting records of Xponential have been determined in accordance with GAAP.

4.6	Absence of Changes

Except as set forth on Schedule 4.6, since Xponential’s Interim Financial Statement Date, each of the Company and its Subsidiaries have operated in the Ordinary Course of Business in all material respects and has not:

(a)    had a Material Adverse Effect;

(b)    incurred, assumed or guaranteed any material Indebtedness for borrowed money except unsecured current obligations, Indebtedness and Liabilities incurred in the Ordinary Course of Business;

(c)    cancelled any material debts or claims or issued any amendment, termination or waiver of any rights thereto;

(d)    had any material damage, destruction or loss, or any material interruption in use, of any of its material assets, whether or not covered by insurance;

(e)    adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed any petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(f)    changed any method of financial accounting or financial accounting practice for the Business, except as required by GAAP as disclosed in the notes to Xponential’s Financial Statements;

(g)    changed cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; or

(h)    made any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.7	Compliance With Law

(a)    Except as set forth on Schedule 4.7(a), the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws and no written notices have been received by and to the Knowledge of the Company, no material claims have been threatened in writing or filed against the Company or any of its Subsidiaries alleging a violation of any such Laws.

(b)    The Company and its Subsidiaries hold all Permits material to the conduct of their respective businesses. The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any such Permits, and all fees and charges with respect to such Permits as of the date hereof have been paid in full.

4.8	Company Intellectual Property

(a)    Schedule 4.8(a) contains a complete and accurate list of all of the registered and applied-for Intellectual Property Rights and material unregistered trademarks and Software that are owned, in whole or in part, by the Company or its Subsidiaries (collectively, the “Company Intellectual Property”). The Company owns all rights, title and interests in and to all the Company Intellectual Property free and clear of all Liens other than Permitted Encumbrances.

(b)    The Company has taken commercially reasonable steps to maintain, enforce, and preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property. No current or former employee, contractor or consultant of the Company has any right, title or interest, directly or indirectly, in whole or in part, in any material Company Intellectual Property.

The Company has obtained from all Persons who have created any material Company Intellectual Property valid and enforceable written assignments of any such Company Intellectual Property to the Company or such Company Intellectual Property is owned by the Company by operation of law. To the Knowledge of the Company, no Person is in violation of any such written confidentiality or assignment agreements.

(c)    All of the material Company Intellectual Property is valid and enforceable. Except as would not reasonably be expected to result in a Material Adverse Effect, during the three (3) years immediately prior to the date hereof, no written claim by any Third Party contesting the validity, enforceability, use, or ownership of any of the material Company Intellectual Property has been made, is currently outstanding, or is threatened in writing. Except as would not reasonably be expected to result in a Material Adverse Effect, to the Knowledge of the Company, during the three (3) years immediately prior to the date hereof, neither the Company, nor the operation of the business of the Company has infringed, misappropriated, or otherwise violated, and neither the Company nor the operation of the business of the Company currently infringes, misappropriates, or otherwise violates, the Intellectual Property Rights of any Third Party in the jurisdictions in which the Company operates and has operated its business. Except as would not reasonably be expected to result in a Material Adverse Effect, during the three (3) years immediately prior to the date hereof, the Company has not received any written notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from any Third Party). Except as would not reasonably be expected to result in a Material Adverse Effect, to the Knowledge of the Company, during the three (3) years immediately prior to the date hereof, no Third Party has infringed, misappropriated, or otherwise violated any of the Seller Intellectual Property in the jurisdictions in which the Company operates or has operated its business. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property in the conduct of the business of the Company as currently conducted. Immediately following the Closing, all Company Intellectual Property will be owned or available for use by the Company on substantially the same terms as such was owned or available for use by the Company immediately prior to the Closing.

(d)    All registered Company Intellectual Property complies in all material respects with applicable formal legal requirements necessary to maintain such Intellectual Property Rights before the applicable registrar as of the Closing Date, and all registrations thereof are subsisting and in full force and effect. No cancellation, termination, expiration or abandonment of any material Company Intellectual Property (except with regard to natural expiration) is anticipated by the Company. All required filings and fees related to any registered Company Intellectual Property as of the Closing Date have been timely submitted with and paid to the relevant Regulatory Authorities and authorized registrars.

(e)    The Company has not experienced any Security Breaches and the Company has not received any material written or other claims, demands, or other notices including a notice of investigations from any Person (including any Regulatory Authority) regarding the Company’s non-compliance with Privacy and Security Requirements.

4.9	Insurance

The business operations of the Company, the Company’s Subsidiaries and their respective employees are insured under various policies of general liability and other forms of insurance, of the type and in the amounts customarily carried by Persons conducting a business similar to their respective businesses, as applicable, and are sufficient for compliance, in all material respects, with all applicable Laws and Contracts to which the Company and its Subsidiaries, as applicable, is a party or by which it is bound. All premiums payable under all such policies have been paid, and the Company and its Subsidiaries, as applicable, are otherwise in compliance in all material respects, with the terms and conditions of all such policies. Neither the Company nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such insurance policies. All such insurance policies (a) are in full force and effect and enforceable in accordance with their terms; (b)    are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of the Company or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such insurance policy.

4.10	Labor Matters

(a)    None of the Company or any of its Subsidiaries have experienced any organized slowdown, work interruption, strike, work stoppage or union organizing campaigns by its employees. None of the Company or any of its Subsidiaries is a party to or has any obligation pursuant to any oral and legally binding or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the employees of any of the Company or its Subsidiaries, nor is any of the Company or its Subsidiaries obligated under any Contract, Order or Law to recognize or bargain with any labor organization or union on behalf of such employees.

(b)    Each of the Company and its Subsidiaries have complied in all material respects with all applicable federal, state, local and foreign Laws concerning the employment relationships it maintains with its employees and with all agreements relating thereto, including provisions thereof relating to wages, hours, health and safety, discrimination, equal opportunity, harassment, immigration, collective bargaining and the payment of social security, wage, and payroll Taxes. There is no pending or, to the Knowledge of the Company, Labor Claims against the Company or any of its Subsidiaries threatened in writing. None of the Company or any of its Subsidiaries has implemented any employee layoffs or facility closures that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of its Subsidiaries, taken as a whole, each Person who has provided or is providing services to the Company or any of its Subsidiaries, and has been classified as a consultant, independent contractor, or temporary or leased employee, has been properly classified as such under all applicable Laws, including relating to wage and hour and Tax.

(c)    To the Knowledge of the Company, no employee or service provider of the Company or any of its Subsidiaries is subject to any Contract (other than a contract between such employee or service provider and Company or its Subsidiaries) that purports to restrict such employee or service provider from engaging in any line of business that is competitive with any Person or providing services to (or soliciting the provisions of services to) any Person.

4.11	Employee Benefit Plans

Except as disclosed on Schedule 4.11, each Employee Benefit Plan of the Company and its Subsidiaries (collectively, the “Company Benefit Plans”) complies with and has been administered in all material respects with the ERISA, the Code, and all other statutes, rules and regulations, agreements and instruments by which it is governed. There are no pending investigations by any Regulatory Authority involving any Company Benefit Plan and, to the Knowledge of the Company, no threatened in writing or pending claims against any Company Benefit Plan (except for claims for benefits payable in the normal operation of the Company Benefit Plans). All contributions to, and payments from, each Company Benefit Plan have been timely made. The Company and its Affiliates have complied in all material respects with the continuation coverage requirements of Section 1001 of COBRA, and ERISA Sections 601 through 608. No Company Benefit Plan is a plan that is subject to Title IV of ERISA, and no Company Benefit Plan provides health or other welfare benefits to former employees of the Business other than health continuation coverage pursuant to COBRA or similar state laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Benefit Plan and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan.

4.12	COVID-19 Pandemic; CARES Act

(a)    Since the onset of the COVID-19 Pandemic, the Company and its Subsidiaries have complied, in all material respects, with all Laws relating to COVID-19, including those relating to (i) shelter-in-place and quarantine orders, (ii) the maintenance of safe and acceptable working conditions, including by making disclosures regarding positive cases of COVID-19 among employees or service providers of the Company and its Subsidiaries, and (iii) employee benefits, privacy or labor and employment, including with respect to the furlough or termination of employees or the reduction or modification of compensation or employee benefits, if any.

(b)    The Company and its Subsidiaries have complied with the CARES Act in all material respects.

4.13	Related Person Transactions

Schedule 4.13 sets forth each current Related Person Transaction, including any services and the use of any assets or properties provided to or by the Company or any of its Subsidiaries, except for (a) employment and benefit arrangements, including employment agreements, incentive compensation and equity arrangements, and (b) any such transactions carried out on arms-length terms.

4.14	Brokers and Finders

The Company has not incurred any Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by the Transaction Documents.

4.15	No Other Representations; Independent Investigation

(a)    EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 4 OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE COMPANY, NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO THE COMPANY OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, AS TO THE OPERATION OF THE COMPANY OR ITS AFFILIATES OR THE ACQUIRED ASSETS AFTER THE CLOSING IN ANY MANNER.

(b)    The Company has conducted its own independent investigation, review and analysis of the Acquired Assets as it has deemed appropriate, which investigation, review and analysis was done by Company and its representatives. In entering into this Agreement and the other Transaction Documents, Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Selling Parties (except the representations and warranties set forth in the Transaction Documents). The Company hereby acknowledges and agrees that other than the representations and warranties set forth in the Transaction Documents, no Selling Party or any of their respective managers, directors, officers, employees or representatives, makes or have made any representation or warranty, express or implied as to any matter whatsoever relating to any Selling Party or the Acquired Assets, or any other matter relating to the transaction contemplated hereby.

ARTICLE 5 POST CLOSING COVENANTS

5.1	Selling Party Acknowledgements

Each Selling Party acknowledges that (a) the Seller owns the Acquired Assets, including the goodwill of the Business and (b) such Selling Party’s interest in the Acquired Assets represents a substantial interest in the Acquired Assets. Pursuant to this Agreement, the Seller desires to and shall contribute to the Company all of such Seller’s ownership interest in the Acquired Assets and, at the Closing, the Seller shall receive valuable consideration for all of Seller’s ownership interest in the Acquired Assets, and the Selling Parties therefore have a material economic interest in the consummation of the transactions contemplated hereby.

5.2	Non-Solicitation or Hiring of Employees

(a)    Until the expiration of five (5) years following the Closing Date, the Selling Parties shall not, directly or indirectly, hire, either as an employee, consultant or otherwise, or solicit any individual who was employed or engaged as an independent contractor by the Company or any of its Affiliates or the Seller during the six (6) month period prior to the Closing

Date or who is so employed or engaged by the Company or its Affiliates following the Closing, to terminate his or her employment or consulting relationship with the Company, or its Affiliates or to enter into employment or a consulting relationship with any other Person.

(b)    Notwithstanding anything to the contrary contained in this Agreement, no Person will be prohibited from engaging in general solicitations for employees or independent contractors in the ordinary course of business, including any search firm engagement which, in any such case, is not directed or focused on employees of the Company, any Selling Party or any of their respective Affiliates.

5.3	Non-Solicitation of Franchisees

Until the expiration of five (5) years following the Closing Date, the Selling Parties shall not, directly or indirectly, for their own benefit or the benefit of others (other than the Company and its Affiliates), solicit or attempt to solicit any Person to whom the Company or its Affiliates entered a Franchise Agreement with prior to the Closing Date to enter into a Franchise Agreement with any Person other than the Company or its Affiliates.

5.4	Covenant Not to Compete.

Until the expiration of five (5) years following the Closing Date, the Selling Parties shall not, and each Selling Party shall cause its Affiliates under the control of such Selling Party not to, directly or indirectly, (a) engage in or have any financial interest in any Competing Business, (b) serve as an agent, consultant, financing source, employee, director, or in a position similar to any of the foregoing, for any Competing Business in the Restricted Territory or (c) own, manage, operate, join, control or participate in the ownership, management, operation or control, of, any Competing Business in the Restricted Territory whether in corporate, proprietorship or partnership form. The Parties agree that this Agreement shall not prevent any Selling Party from owning up to 1% individually, or 5% in the aggregate, of the issued and outstanding shares of any class of stock of a corporation traded on a regulated securities exchange. “Competing Business” means the operation of a business that (i) primarily provides boxing-based group fitness classes and/or (ii) offers and/or grants franchises or licenses for the right to operate such a business, in each case other than “Rumble” branded franchises pursuant to Franchise Agreements with the Company or any of its Subsidiaries. “Restricted Territory” shall mean North America.

5.5	Confidential Information

(a)    After the Closing, the Selling Parties shall hold in confidence all Confidential Information that is in possession or control of the Selling Parties and shall not use such Confidential Information, nor disclose such Confidential Information to any Third Party, without the prior written consent of the Company. The Selling Parties agree to use the same standard of care in maintaining the confidentiality of the Confidential Information in the Selling Parties’ possession (including after the Closing) that the Selling Parties use with respect to their own confidential information, but in no event shall it use less than a reasonable standard of care.

(b)    Notwithstanding the foregoing, each Party shall be permitted to disclose such confidential information or Confidential Information, as applicable: (a) to Third Parties with a need for access pursuant to the Order or requirement of a Regulatory Authority, or as required by applicable Laws (provided, that such Party gives as much notice as is reasonably possible to the other Party to contest such order or requirement) or (b) on a confidential basis to its legal, accounting, financial and other advisors solely for the purposes of providing such advice and solely to the extent that they have a need for access.

5.6	Injunctive Relief and Additional Acknowledgements

(a)    The Selling Parties specifically acknowledge and agree that each of the covenants contained in Sections 5.2, 5.3, 5.4, and 5.5 above (the “Restrictive Covenants”) are made to protect and preserve to the Company the benefit of its bargain in the contribution of the Acquired Assets and the associated goodwill and that the remedy at law for any breach of the foregoing may be inadequate. If any Selling Party breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the right to enjoin such breaching Selling Party from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction. Such right and remedy is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Each Selling Party acknowledges that the Restrictive Covenants are reasonable with respect to period, geographical area and scope and are necessary for the protection of the Company’s legitimate interests in the Company’s acquisition of the Acquired Assets (including the goodwill and Trade Secrets) pursuant to this Agreement.

(b)    In the event of a breach by a Selling Party of any Restricted Covenant, the term of such covenant will be extended with respect to such Selling Party by the period of the duration of such breach.

(c)    Each Selling Party represents and warrants to the Company that upon the execution and delivery of this Agreement by the Company, the Restrictive Covenants and the other provisions of this Article 5 shall be the valid and binding obligation of such Selling Party, enforceable in accordance with its terms. Each Selling Party acknowledges and represents that it has consulted with independent legal counsel regarding such Selling Party’s obligations under this Article 5 and that it fully understands the terms and restriction of the Restrictive Covenants and the related provisions of this Article 5.

5.7	Severability and Reformation

Each Selling Party acknowledges and agrees that the Restrictive Covenants are reasonable and valid, and separate and independent covenants. Should any part or provision of any of the Restrictive Covenants be held invalid, such invalidity shall not render invalid any other part of this Agreement or such Restrictive Covenant, and in such case the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.8	Names

Except in their roles as consultants, employees or franchisees of the Company or any of its Affiliates (if applicable), the Selling Parties shall not use or permit any of their Affiliates to use “Rumble” names (or any other trademarks, service marks, trade dress, trade names, logos or names listed on Schedule 3.7(a) or any names or symbols likely to cause confusion therewith in any manner (including in the legal, trade or other name of the Seller, Rumble Fitness or of a Person affiliated with any Selling Party) anywhere in the world after the Closing; provided that the Founders shall not be prohibited from referring to themselves or each other as the “founders of Rumble”. For the avoidance of doubt, for so long as Rumble Fitness is a franchisee of the Company or any of its Affiliates, no Selling Party shall be required to amend its name.

5.9	Administration of Accounts and Mail Received after Closing

(a)    From and after the Closing, all payments and reimbursements by any Person to the Company to the extent, in connection with, arising out of or relating to the Excluded Assets or the Excluded Liabilities, that are received by the Company after the Closing shall be held by the Company in trust for the benefit of the Seller and, promptly upon receipt by the Company of any such payment or reimbursement, the Company shall pay over to the Seller the amount of such payment or reimbursement without right of set-off.

(b)    From and after the Closing, all payments and reimbursements made by any Person in the name of or to the Seller to the extent, in connection with, arising out of or relating to the Acquired Assets or the Assumed Liabilities that are received by the Seller or its Affiliates after the Closing shall be held by the Seller in trust for the benefit of the Company and, promptly upon receipt by the Seller or its Affiliates of any such payment or reimbursement, the Seller or its Affiliates shall pay over to the Company the amount of such payment or reimbursement without right of set-off.

(c)    Following the Closing, the Company shall deliver or cause to be delivered to the Seller all mail received by it after the Closing that pursuant to this Agreement belongs to the Seller or its Affiliates. Following the Closing, the Seller shall deliver or cause to be delivered to the Company all mail received by the Seller or its Affiliates after the Closing that pursuant to this Agreement belongs to the Company.

5.10	Rumble TV; Do You Rumble Instagram.

(a)    From and after the Closing and until December 31, 2021, the Selling Parties shall have the right (at their option and expense) to operate the “Rumble TV” business activities consistent with the manner that such operations that were run by the Selling Parties prior to the date hereof (including by using or licensing Acquired Assets in connection with such operations). The Selling Parties shall be permitted to retain all revenues earned but will be responsible to pay all expenses accrued pursuant to GAAP, in connection with the operation of the Rumble TV activities, provided, Seller shall not incur any liabilities with respect to the Rumble TV business without the Company’s approval.

(b)    From and after the Closing, for so long as Rumble Fitness is a franchisee of the Company or any of its Affiliates, Rumble Fitness shall have the right (at its option) to operate the

“@doyourumble” Instagram account consistent with the manner that such account was run by the Selling Parties prior to the date hereof (including by using or licensing Acquired Assets in connection with such operations); provided that, upon written notice from the Company, Rumble Fitness shall modify the name of such account to an alternative to be mutually agreed between Rumble Fitness and the Company.

5.11	Domain Name Assignment.

The Seller agrees to send to the Company a true, correct, complete and executed copy of a domain name assignment in the form attached hereto as Exhibit D within three (3) Business Days following the Closing.

ARTICLE 6 INDEMNIFICATION

6.1	Agreement of the Selling Parties to Indemnify

Subject to the terms and conditions of this Article 6, following the Closing, the Selling Parties, jointly and severally, agree to indemnify and hold harmless the Company, and each of its Subsidiaries, respective officers, managers, members, partners, employees, agents and other Related Persons (all of whom are intended to be third-party beneficiaries under this Article 6) (“Company Indemnitees”) from all Losses relating to or incurred by the Company Indemnitees arising out of:

(a)    the breach of any representation or warranty of any Selling Party contained in or made pursuant to any Transaction Document;

(b)    the breach of any covenant or agreement of any Selling Party contained in or made pursuant to any Transaction Document;

(c)    any Excluded Liability; and

(d)    those matters specifically set forth on Schedule 6.1(d);

The obligations set forth in this Section 6.1 shall include indemnification against any and all Losses, costs and other expenses incident to any of the foregoing or to the enforcement of this Section 6.1.

6.2	Agreement of the Company to Indemnify

Subject to the terms and conditions of this Article 6, following the Closing, the Company agrees to indemnify and hold harmless each of the Selling Parties and each of its respective successor and assigns, officers, directors, managers, members, partners, equityholders, employees, agents and other Related Persons (all of whom are intended to be third-party beneficiaries under this Article 6) (“Seller Indemnitees”) from all Losses asserted against, relating to or incurred by Seller Indemnitees arising out of:

(a)    the breach of any representation or warranty of the Company contained in or made pursuant to any Transaction Document;

(b)    the breach of any covenant or agreement of the Company contained in or made pursuant to any Transaction Document;

(c)    any Assumed Liability;

(d)    any Liabilities incurred in connection with (i) the assignment, by any Selling Party, and the assumption, by the Company or any of its Affiliates, of a Selling Party’s right, title and interest in, to and under the Franchise Agreements at the Closing or (ii) any claim by a Governmental Authority with respect to Seller’s operating as a franchisor under the Franchise Agreement assigned pursuant to the Rumble Franchise Assignment or Seller’s execution and delivery of such Rumble Franchise Agreement prior to such assignment.

The obligations set forth in this Section 6.2 shall include indemnification against any and all Losses, costs and other expenses incident to any of the foregoing or to the enforcement of this Section 6.2.

6.3	Exclusive Remedy

From and after Closing, a Company Indemnitee’s or a Seller Indemnitees (each, an “Indemnitee”) right to indemnification pursuant to the provisions of this Article 6 shall be the sole and exclusive remedy (whether under contract, tort, or any other theory of recovery) with respect to any and all claims (including Third Party claims), Losses, Liabilities or other amounts pursuant to this Agreement or any other Transaction Document for (a) any failure of a representation or warranty contained in this Agreement or any other Transaction Document to be true, or (b) the failure of any party hereto to perform or satisfy any of its obligations, covenants and agreements contained in this Agreement or any other Transaction Document, in each case, in accordance with the terms hereof. Notwithstanding anything to the contrary, nothing contained herein shall limit any Indemnitee’s right to seek and obtain any (x) equitable relief to which such Indemnitee shall be entitled, including the remedies of specific performance and injunction with respect to any breaches of this Agreement or (y) on account of Fraud.

6.4	Procedures for Indemnification

(a)    A claim for indemnification under this Article 6 (an “Indemnification Claim”) shall be made by the Indemnitee by delivery of a written declaration to the Seller or the Company, as applicable, against whom indemnification is sought (the “Indemnitor”), prior to the applicable period set forth in Section 6.6. The Indemnification Claim shall request indemnification and shall specify (i) with reasonable detail the nature and the basis on which indemnification is sought, (ii) the amount of asserted Losses (if known), and (iii) in the case of Litigation instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement (a “Third Party Claim”), the information required by the foregoing clauses (i) and (ii) and such other information as the Indemnitee shall have concerning such Third Party Claim. Such notice shall be accompanied by copies of all relevant material documentation in the possession of the Indemnitee with respect to any such claim.

(b)    If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 6.4 of this Agreement shall be observed by the Indemnitee and the Indemnitor.

(c)    If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor, provided that the Indemnitor was properly served with notice of the Indemnification Claim prior to the commencement of such thirty (30) day period. In such event, the Indemnification Claim shall be paid in accordance with Section 6.8 hereof. If an objection is timely delivered by the Indemnitor, then the Indemnitee and the Indemnitor shall negotiate in good faith for a period of sixty (60) days from the date the Indemnitee receives such objection (the “Negotiation Period”). After the Negotiation Period, if the Indemnitor and the Indemnitee still cannot agree on the resolution of an Indemnification Claim, either the Indemnitor or Indemnitee may submit the dispute to a court of competent jurisdiction in accordance with Section 7.9.

(d)    Each Party shall take all commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided, however, notwithstanding anything to the contrary contained herein, such efforts shall not preclude a claim or recovery on a timely basis against an Indemnitor. Each of the Parties shall reasonably cooperate with the others with respect to resolving any claim or Liability with respect to which one Party is obligated to indemnify the other Party hereunder.

6.5	Defense and Settlement of Third Party Claims

(a)    The Indemnitor will have thirty (30) days from the date on which such Indemnitor receives a Third Party Claim to notify the Indemnitee (i) whether or not the Indemnitor disputes its liability to the Indemnitee with respect to such claim, and (ii) whether or not the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”); provided that the Indemnitor may assume such defense only if it first acknowledges to the Indemnitee in writing that such Indemnitor is fully responsible for all Liabilities relating to, or Losses arising from or related to, such Third Party Claim and that it will provide full indemnification to the Indemnitee with respect to the action or other claim giving rise to such Third Party Claim in accordance with this Article 6. If the Indemnitor assumes the Third Party Defense in accordance herewith, (I) the Indemnitee may retain separate co-counsel at its sole cost and expense (unless a conflict of interest exists between the interests of the Indemnitor and the Indemnitee that requires representation by separate counsel) and participate in the defense of the Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof and in no event shall the fees or expenses of the Indemnitee constitute “Losses”; (II) the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor; and (III) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed, unless (x) the judgment or settlement provides solely for the payment of money, (y) the Indemnitor makes such payment in full pursuant to the terms hereof, and (z) the applicable Indemnitee receive a full, unconditional release with respect to such Third Party Claim.

(b)    The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim; provided, that no Person shall be required to disclose any information to any other Person if such disclosure would be reasonably likely to, based on advice of legal counsel, (x) jeopardize any attorney-client or other legal privilege or (y) contravene any Law or Contract; provided that, in each such case, the Indemnitee and the Indemnitor shall cooperate in good faith to enable access to such information. Notwithstanding anything herein to the contrary, the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding or investigation or the claim, based on the remedy being sought would be reasonably likely to result in criminal Liability to an Indemnitee or is brought by a Governmental Entity; (ii) the Third Party Claim primarily seeks an injunction or other equitable relief against the Indemnitee; (iii) the Indemnitee reasonably believes that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; (iv) the Indemnitee reasonably believes that the Loss relating to such claim could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of this Article 6, net of any and all unresolved claims; or (v) involves a material customer, supplier or other business relation of a Selling Party, the Franchise Business or the Company.

6.6	Duration

(a)    Except as provided in Section 6.6(b), the representations and warranties set forth in Article 3 and Article 4 of this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date.

(b)    The representations and warranties of (i) the Selling Parties contained in Sections 3.1 (Organization and Qualification), 3.2 (Power and Authority; Validity; Enforceability), 3.3 (No Violation), 3.5(a) (Title to Acquired Assets), 3.13 (Taxes), and 3.18 (Brokers and Finders), (collectively, the “Seller Fundamental Representations”) and (ii) the Company contained in Sections 4.1 (Organization and Qualification; Capitalization), 4.2 (Power and Authority; Validity; Enforceability), and 4.14 (Brokers and Finders) (collectively, the “Company Fundamental Representations”) shall survive until sixty (60) days after the expiration of the statute of limitation applicable thereto.

(c)    The covenants and agreements contained in this Agreement that by their terms are to be performed, in whole or in part, after the Closing shall survive in accordance with their terms and those covenants and agreements set forth in this Agreement requiring performance at or prior to Closing shall terminate on the first (1st) anniversary of the Closing Date.

(d)    Any claim with respect to any Fraud will survive and can be made by an Indemnitee indefinitely.

(e)    Notwithstanding the foregoing, if an Indemnitee delivers to the Indemnitors, before expiration of a covenant, agreement, representation or warranty, an Indemnification Claim in accordance with Section 6.4 based upon a breach of such covenant, agreement, representation or warranty, then the applicable covenant, agreement, representation or warranty will survive until, and only for purposes of, the resolution of the matter covered by such Indemnification Claim.

6.7	Limitations on Indemnification

(a)    Except as set forth herein, an Indemnitee shall not be entitled to indemnification under Section 6.1(a) or (b), or Section 6.2(a) or (b), as applicable, for any Indemnification Claims made after the expiration of the applicable survival period.

(b)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be entitled to indemnification under Section 6.1(a) or Section 6.2(a), as applicable, unless and until the applicable Indemnitee shall have paid or incurred Losses in respect of which such Indemnitee is otherwise entitled to indemnification pursuant to Section 6.1(a) or Section 6.2(a) as applicable that exceed Three Hundred Thousand Dollars ($300,000) (the “Deductible”) in the aggregate, at which point the Selling Parties will be obligated to jointly and severally indemnify the Company Indemnitees or the Company will be obligated to indemnify the Seller Indemnitees, as applicable, for all such Losses; provided, however, that the Deductible shall not apply to (i) Indemnification Claims with respect to breaches of any of the Seller Fundamental Representations or the Company Fundamental Representations, or (ii) any Indemnification Claim arising out of any Fraud by any Party or any of its Affiliates.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, from and after the Closing,

(i)    for purposes of calculating Losses to which an Indemnitee are entitled under this Article 6, such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant, or agreement;

(ii)    the amount of Losses for which indemnification is available under this Agreement shall be reduced by the amount of any funds actually received by the Indemnitee with respect to an Indemnification Claim from any Third Party insurers (net of any cost of recovery or increased premiums resulting therefrom) and such Indemnitee shall promptly reimburse the Indemnitor for any subsequent recoveries from such sources if previously indemnified hereunder so as to avoid a double recovery;

(iii)    in no event will the Company Indemnitees be entitled, in the aggregate, to indemnification pursuant to (1) Section 6.1(a) (other than in respect of Seller Fundamental Representations, Excluded Taxes, or in the event of Fraud), in excess of $18,000,000 and (2) Section 6.1(d), in excess of $10,000;

(iv)    in no event will the Seller Indemnitees be entitled, in the aggregate, to indemnification pursuant to (1) Section 6.2(a) (other than in respect of Company Fundamental Representations or in the event of Fraud), in excess of $18,000,000 and (2) Section 6.2(d), in excess of $250,000; and

(v)    in no event will the Company Indemnitees be entitled, in the aggregate, to indemnification pursuant to this Agreement in excess of the Total Consideration (other than in the event of Fraud).

(d)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, solely for purposes of this Article 6 if any representation or warranty contained in Article III or in any certification delivered by a Selling Party pursuant hereto or referred to herein is limited or qualified based on materiality, including the terms “material”, “materiality” or “Material Adverse Effect”, or similar qualifications (the “Materiality Scrape”), such limitation or qualification shall in all respects be ignored and given no effect for purposes of determining whether any breach of any such representation or warranty has occurred and the amount of Losses resulting from any breach of any such representation or warranty.

(e)    Each Selling Party hereby waives and releases any and all rights that each may have under this Agreement or otherwise to assert claims of contribution against the Company.

6.8	Payment of Claims; Set-off

(a)    Upon determination of the amount of an Indemnification Claim that is binding on both the Indemnitor and the Indemnitee, the Indemnitor shall pay the amount of such Indemnification Claim.

(b)    If the Indemnitor is the Company, such payment shall be made by wire transfer of immediately available funds to the Seller within ten (10) days of the date such amount is determined.

(c)    If the Indemnitor is a Selling Party, such payment shall be satisfied by, and the Company Indemnitees sole recourse shall be, the forfeiture of such number of Class A Units or Publicly Traded Securities issued or issuable to the Selling Party equal to the amount of Losses to be paid hereunder, valuing the Class A Units or Publicly Traded Securities, as applicable, at the price per Class A Unit or Publicly Traded Security used as the issue price for such security hereunder; provided that the Seller shall be entitled to set-off against Class A Units or Publicly Traded Securities, which such set-off shall be at Fair Market Value; provided further that, in the sole discretion of the Selling Parties, in lieu of forfeiture and set-off as contemplated by this Section 6.8(c), the applicable Selling Party shall be permitted to satisfy such obligation by wire transfer of immediately available funds to the applicable Company Indemnitee.

6.9	Total Consideration Adjustment

With respect to any indemnity payment under this Agreement, the Parties agree to treat, to the extent permitted by applicable Law, all such payments as an adjustment to the Total Consideration provided hereunder.

ARTICLE 7 GENERAL PROVISIONS

7.1	Press Releases and Announcements

The Selling Parties and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Law or any listing agreement with any applicable national or regional securities exchange or market. For the avoidance of doubt, except as required by Law, no press release or public statement with respect to this Agreement and the transactions contemplated hereby, may be made by either Party or its representatives without the consent of the other Party. Subject to the Franchise Agreements, the foregoing restrictions will not apply to the Company, the Seller or their respective Affiliates from and after the Closing with respect to the operation of the Franchise Business. Nothing herein shall prevent any Party from making any disclosure to the extent required in connection with the enforcement of any right or remedy relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

7.2	Fees and Expenses

(a)    Except as otherwise specifically provided elsewhere in this Agreement, the Selling Parties and the Company each shall pay their respective fees and expenses in connection with the transactions contemplated by this Agreement.

(b)    All Transfer Taxes shall be borne by the Selling Parties. The Selling Parties shall file all necessary Tax Returns and other documents required to be filed with respect to all such Transfer Taxes. The Parties will cooperate to the extent reasonably necessary to make such Tax Return or filings as may be required.

7.3	Notices

All notices and other communications made in connection with this Agreement shall be in writing and shall be deemed effectively delivered to and received by a party (a) upon in person delivery or by courier or overnight service with confirmation of delivery to such Person’s address, (b) five (5) days after having been mailed by certified mail with postage prepaid and return receipt requested to such Person’s address, or (c) if sent by e-mail with confirmation of receipt, on the Business Day the e-mail was sent if delivered during normal business hours, or else on the next succeeding Business Day (with a copy sent the next day pursuant to subclause (a) of this sentence). All notices shall be addressed as follows (or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith)::

If to any Selling Party:	If to the Company:

146 West 23rd Street	H&W Franchise Holdings LLC
New York, NY 10011	17877 Von Karman Ae, Suite 100
Attention: Andy Stenzler	Irvine CA 92614
Email:	Attention: Anthony Geisler
[***]	Email: [***]

With copy to (which copy shall not constitute	With copy to (which copy shall not
notice):	constitute notice):

Winston & Strawn LLP	Buchalter
200 Park Avenue	1000 Wilshire Boulevard, Suite 1500
New York, NY 10166	Los Angeles, CA 90017
Attention: Bradley Vaiana	Attention: Jeremy Weitz, Esq.
Email: [***]	Telephone No. (213) 891-5285
Email: [***]

And	and

Weinberg Zareh Malken Price LLP	H&W Franchise Holdings LLC
45 Rockefeller Plaza	c/o MGAG, LLC
20th Floor	17 Palmer Lane
New York, NY 10020	Riverside, CT 06878
Attention: Adam Price	Attention: Mark Grabowski,
Email: [***]	Email: [***]

or to such other address as the Parties may designate in writing to the other in accordance with this Section 7.3. Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

7.4	Assignment; Successors in Interest

This Agreement shall not be assignable by any Party without the written consent of the other Parties; provided that the Company may assign this Agreement to (a) an Affiliate upon delivery to the Seller of a written agreement by the Company to remain liable for the payment obligations under this Agreement, (b) for collateral security purposes to any lender of the Company or its Affiliates, and (c) any acquirer of a material amount of the equity or all or any material portion of the assets of the Company or its Affiliates. This Agreement will be binding upon and will inure to the benefit of the parties and their successors and permitted assigns, and any reference to a party will also be a reference to a successor or permitted assign.

7.5	No Benefit to Others

The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties and, in the case of Article 7 hereof, the Indemnitees, and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, and they shall not be construed as conferring any Third Party beneficiary or any other rights on any other Persons.

7.6	Construction; Interpretation

(a)    Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(b)    No Party to this Agreement shall be considered the draftsperson, and neither this Agreement nor any ambiguity in this Agreement shall be construed against any Party based on such premise. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the intentions of all the Parties.

(c)    When reference is made in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement, except as otherwise indicated. The Schedules and the Exhibits attached hereto form part of this Agreement.

(d)    The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The phrase “made available” shall mean that the referenced document or other material was posted and accessible to the Company and its representatives in the data room hosted by the Seller no less than two (2) Business Days prior to the date of this Agreement and remained so posted and accessible through the date of this Agreement.

(e)    The table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.7	Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Parties. Any signature page delivered electronically or by facsimile (including transmission by PDF or other similar format) shall be binding to the same extent as the original signature page.

7.8	Integration of Agreement

The Transaction Documents constitute the entire agreement among the Parties and supersede all prior agreements between the Parties. Neither this Agreement, nor any provision in this Agreement, may be modified, discharged, or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such modification, discharge or termination is sought. The failure or delay of any Party at any time to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy or warranty of this Agreement in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

7.9	Governing Law; Exclusive Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 7.3. Nothing in this Section 7.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

7.10	Specific Performance

The Parties agree that immediate and irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, if for any reason any Party shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy. The Parties further agree to waive any requirement for the posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

7.11	WAIVER OF JURY TRIAL

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS

7.12	Amendment

Except as contemplated by Section 1.1(d), the Parties may amend, modify or supplement this Agreement only by a written instrument executed by the Parties.

7.13	No Waiver.

(a)    No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.14	Partial Invalidity

Whenever possible, each provision of this Agreement shall be interpreted as to be effective and valid under applicable Law. If any of the provisions in this Agreement are held to be invalid in any respect, such invalidity shall not affect any other provisions of this Agreement. This Agreement shall be construed as if such invalid provision had never been contained in this Agreement unless the deletion of such provision would result in a material change that would cause the transactions contemplated under this Agreement to be unreasonable. If the deletion of the invalid provision is reasonably likely to have a Material Adverse Effect, the Parties shall attempt in good faith to replace the invalid provision with valid provision.

(Signatures on Following Page)

IN WITNESS WHEREOF, each Party has caused this Contribution Agreement to be executed by its duly authorized officers (as applicable) as of the day and year first above written.

THE SELLER:

Rumble Holdings LLC

By:	/s/ Andy Stenzler
Name:	Andy Stenzler
Title:	Chief Executive Officer

RUMBLE FITNESS:

Rumble Fitness LLC

By:	/s/ Andy Stenzler
Name:	Andy Stenzler
Title:	Chief Executive Officer

PARENT:

Rumble Parent LLC

By:	/s/ Andy Stenzler
Name:	Andy Stenzler
Title:	President

[Signature Page to Contribution Agreement]

THE COMPANY:

H&W Franchise Holdings, LLC

By:	/s/ Andy Stenzler

Name:	Anthony Geisler
Title:	Chief Executive Officer

[Signature Page to Contribution Agreement]

EXHIBIT A

DEFINITIONS

(a)    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(i)    “Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person; provided that each of the Selling Parties shall be deemed to be an Affiliate of each of the other Selling Parties. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

(ii)    “Agreement” has the meaning set forth in the recitals.

(iii)    “Acquired Assets” has the meaning set forth in Section 1.2.

(iv)    “Additional Units” has the meaning set forth in Section 1.1(a).

(v)    “Assigned Contracts” has the meaning set forth in Section 1.2(a).

(vi)    “Assumed Liabilities” has the meaning set forth in Section 1.4.

(vii)    “Bill of Sale” has the meaning set forth in Section 2.2(b).

(viii)    “Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.2.

(ix)    “Business” has the meaning set forth in the recitals.

(x)    “Business Contracts” has the meaning set forth in Section 3.6(a).

(xi)    “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York.

(xii)    “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended.

(xiii)    “Change of Control Obligations” means all obligations that are or may become due or owing by any Selling Party as a result of the transactions contemplated by this Agreement and the Transaction Documents, including any payment(s) payable at the election of the payee and including any change of control, bonus or other special payment(s) that become due as a result of terminations of employment during periods before, on, or after the Closing Date that are stipulated in any change of control, employment, severance or other similar Contract that a Selling Party may have with any of its employees, consultants, independent contractors, directors, managers, officers, Affiliates or the Seller’s equityholders.

(xiv)    “Class A Units” means Class A-1 Units in the Company as set forth in the H&W LLC Agreement.

(xv)    “Class A Value Per Unit” means at any time after a Public Offering the economic value of a Class A Unit derived from the Equity Trading Value of the Publicly Traded Securities for which a Class A Unit is exchangeable. For avoidance of doubt, the Class A Value Per Unit is based solely on the then market price of the Publicly Traded Securities for which a Class A Unit is exchangeable.

(xvi)    “Closed Studio” has the meaning set forth in Section 1.1(e)(i).

(xvii)    “Closing” has the meaning set forth in Section 2.1.

(xviii)    “Closing Date” has the meaning set forth in Section 2.1.

(xix)    “COBRA” has the meaning set forth in Section 3.12.

(xx)    “Code” has the meaning set forth in Section 2.2(i).

(xxi)    “Company” has the meaning set forth in the recitals.

(xxii)    “Company Benefit Plans” has the meaning set forth in Section 4.11.

(xxiii)    “Company Fundamental Representations” has the meaning set forth in Section 6.6(b).

(xxiv)    “Company Indemnitees” has the meaning set forth in Section 6.1.

(xxv)    “Company Intellectual Property” has the meaning set forth in Section 4.8(a).

(xxvi)    “Company Sale” means (i) change in the ownership of the Company or Xponential which occurs on the date that any one Person, or more than one Person acting as a group, acquires ownership of the equity of the Company or Xponential that, together with the equity held by such Person, constitutes more than fifty percent (50%) of the total voting power of the equity of the Company or Xponential; provided, however, that for the avoidance of doubt, the acquisition of additional equity by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the equity of the Company or Xponential will be considered a Company Sale; or (ii) a sale of substantially all of the Company’s or Xponential’s assets provided, however, that for purposes of this subsection (ii), the following will not constitute a change in the ownership of a substantial portion of the Company’s or Xponential’s assets: (A) a transfer to an entity that is controlled by the Company’s or Xponential’s members immediately after the transfer, or (B) a transfer of assets by the Company or Xponential to: (1) a member of the Company or Xponential (immediately before the asset transfer) in exchange for or with respect to the Company’s or Xponential’s equity, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company or Xponential, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding equity of the Company or Xponential, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this clause (ii)(B)(3).

(xxvii)    “Competing Business” has the meaning set forth in Section 5.4.

(xxviii)    “Confidential Information” means all information regarding the Company, Xponential, or the Selling Parties, their activities, business or clients that is the subject of reasonable efforts by the Company, Xponential, or the Seller to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, Xponential, or the Selling Parties, whether or not rising to the level of a Trade Secret under applicable law. “Confidential Information” shall include Trade Secrets; financial plans and data concerning the Company, Xponential, or the Selling Parties; management planning information; business plans; operational methods; market studies; marketing plans or strategies; exercise techniques, regiments or plans; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information (a) which is or becomes generally available to the public other than as a result of a disclosure by (i) a Selling Party or its representatives, or (ii) the Company or its representatives, (b) that becomes legally available to a Party on a non- confidential basis from any Third Party, the disclosure of which to such Party does not, to the Knowledge of such Party, violate any contractual or legal obligation such Third Party has to the other Party with respect to such information; or (c) information that is explicitly approved for disclosure by a Party. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

(xxix)    “Consent” means any consent, approval, authorization, clearance, exception, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

(xxx)    “Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, license, obligation, mortgage, plan, practice, restriction, understanding, or legally binding undertaking of any kind or character.

(xxxi)    “COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and commonly known as “COVID-19”, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

(xxxii)    “COVID-19 Pandemic” means the pandemic caused by COVID-19 which, as of the date hereof, has spread throughout the world and has resulted in Governmental Entities implementing numerous measures to try to contain COVID-19, including travel bans and restrictions, quarantines, shelter in place orders and shutdowns.

(xxxiii)    “Deductible” has the meaning set forth in Section 6.7(b).

(xxxiv)    “Default” means (A) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; (B) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; or (C) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

(xxxv)    “Domain Name Assignment” has the meaning set forth in Section 2.2(d).

(xxxvi)    “Employee Benefit Plan” means collectively, each pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, executive compensation, medical, vision, dental, life insurance, accident, disability, fringe benefit, flexible spending account, cafeteria, or other similar plan, fund, policy, benefit, program, practice, custom, agreement, arrangement or understanding for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent or beneficiary thereof whether or not such Employee Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Code, ERISA or other applicable law, (D) set forth in an employment agreement or consulting agreement and (E) written or oral.

(xxxvii)    “Equity Trading Value” means at any time after a Public Offering, the aggregate net equity value of the Company’s or the applicable Company Subsidiary’s Publicly Traded Securities as determined by the average per share closing price of such Publicly Traded Securities reported on the Nasdaq National Market, New York Stock Exchange or other applicable securities exchange for the thirty (30) consecutive trading days ending on the trading day immediately preceding such measurement date, provided such average per share shall be based on twenty (20) consecutive trading days for the Additional Units granted pursuant to Section 1.1(i)(3).

(xxxviii)    “Equityholders” has the meaning set forth in the recitals.

(xxxix)    “ERISA” has the meaning set forth in Section 3.12.

(xl)    “Excluded Assets” has the meaning set forth in Section 1.3.

(xli)    “Excluded Liabilities” has the meaning set forth in Section 1.5.

(xlii)    “Excluded Taxes” means any of the following (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee (including under Treasury Regulations Section 1.1502-6 or any similar state, local or non-U.S. law or regulation), pursuant to a Contract or other agreement entered into (or assumed by) any Selling Party on or prior to the Closing Date, shown as payable on a Tax Return (including an amended Tax Return), resulting from an adjustment or assessment by a Regulatory Authority by means of withholding, or for any other reason, and whether disputed or not), without duplication: (A) all

Taxes with respect to the Business or the Acquired Assets that are attributable to a taxable period that begins on or prior to the Closing Date (or portion thereof based on a closing of the books methodology), (B) Taxes of the Seller or any of its Affiliates (including the Selling Parties, Merger Sub, Newco, and the Equityholders), (C) Taxes or Liabilities resulting from the Seller Merger, the Newco Merger, the Reorganization, or any of the steps described in the introduction paragraphs hereof, (D) Transfer Taxes, and (E) Liabilities resulting from a breach of representation, warranty, or covenant herein relating to Taxes.

(xliii)    “Fair Market Value” has the meaning set forth in the H&W LLC Agreement.

(xliv)    “Financial Statements” has the meaning set forth in Section 3.4.

(xlv)    “Founders” means Andy Stenzler, Anthony DiMarco and Eugene Remm.

(xlvi)    “Franchise Agreement” means any Contract pertaining to the establishment and operation of a studio or other facility under the “Rumble” trade name and otherwise using the Franchise System, including license agreements, option agreements, master franchise agreements, multi-unit or area development agreements and any similar agreements, and including any addendum, amendment, extension or renewal thereof, and together with any guarantee or other instrument or agreement relating thereto.

(xlvii)    “Franchise Business” means the creation, development, oversight and licensing of the Franchise System to franchisees and all other aspects of such business other than the operation of studios or franchises.

(xlviii)    “Franchise System” means the franchise system under the “Rumble” trade name and otherwise using the Seller Intellectual Property and business system.

(xlix)    “Fraud” means actual common law fraud involving an intent to deceive.

(l)    “GAAP” means generally accepted accounting principles as employed in the United States of America.

(li)    “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of United States federal, state or local government or foreign, international, multinational, sovereign, tribal nation or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority or instrumentality of any kind thereof including any court, tribunal, arbitral body, arbitrator, administrative agency, department, ministry or commission.

(lii)    “H&W LLC Agreement” means that certain Sixth Amended and Restated Limited Liability Company Operating Agreement of H&W Franchise Holdings LLC, dated as of the date hereof.

(liii)    “Historical Financial Statements” has the meaning set forth in Section 3.4.

(liv)    “Indebtedness” of any Person means, without duplication, (A) the outstanding principal amount of, accreted value, accrued and unpaid interest, prepayment and redemption premiums, penalties, fees and charges (if any), unpaid fees or expenses and other monetary obligations in respect of indebtedness of such Person for money borrowed (whether or not evidenced by notes, debentures, bonds or otherwise); (B) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement including the current liability portion of any indebtedness for borrowed money; (C) any other indebtedness that is evidenced by a note, bond, debenture, acceptance or similar instrument, or arising out of letters of credit, bankers’ acceptances, or similar credit transactions issued for such Person’s account, (D) all obligations of such Person under leases that have been or that are required to be capitalized in accordance with GAAP; (D) the net obligations for which such Person is obligated pursuant to any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, (E) all obligations of such Person arising in connection with any acquisition of assets or businesses to such Person of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith, (F) all obligations of the type referred to in clauses (A) through (E) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as guarantor or otherwise; and (F) all obligations of the type referred to in clauses (A) through (F) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). For purposes hereof, Indebtedness shall include all interest, prepayment penalties, premiums, fees and expenses (if any) which would be payable if all of the Indebtedness referred to in this definition was paid in full at the Closing.

(lv)    “Indemnification Claim” has the meaning set forth in Section 6.4(a).

(lvi)    “Indemnitee” has the meaning set forth in Section 6.3.

(lvii)    “Indemnitor” has the meaning set forth in Section 6.4(a).

(lviii)    “Information” means information or documentation owned by the Seller, including financial data, business plans, personnel information (to the extent transferrable under applicable Law), drawings, samples, devices, trade secrets, technical information, results of research and other data in either oral or written form.

(lix)    “Initial Issue Price Per Unit” means (i) with respect to the Initial Units [***] per Class A Unit and (ii) with respect to the Additional Units the price per Class A Unit for each applicable tranche of Additional Units set forth in Sections 1.1(b)(ii)(1), (2) and (3).

(lx)    “Intellectual Property Rights” means all of the following: (A) patents, patent applications, patent disclosures, invention disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in- part, division, revision, extension or reexamination thereof; (B) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans, Internet domain names and social media accounts together with all goodwill associated with each of the foregoing; (C) copyrights, copyrightable works and mask works; (D) registrations and applications for registration for any of the foregoing; (E) Trade Secrets, Information and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (F) Software; and (G) all other intellectual property and proprietary rights including, without limitation, “Rumble TV”.

(lxi)    “Interim Financial Statement Date” has the meaning set forth in Section 3.4.

(lxii)    “Interim Financial Statements” has the meaning set forth in Section 3.4.

(lxiii)    “Initial Units” has the meaning set forth in Section 1.1(a).

(lxiv)    “IRS” means the Internal Revenue Service of the United States.

(lxv)    “Issued Units” has the meaning set forth in Section 1.1(a).

(lxvi)    “Knowledge” as used with respect to (a) each Selling Party (including references to such Person being aware of a particular matter) means the knowledge after reasonable inquiry of the Founders and (b) the Company (including references to the Company being aware of a particular matter) means the knowledge after reasonable inquiry of Anthony Geisler and Mark Grabowski.

(lxvii)    “Labor Claims” means claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran’s status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers’ compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship.

(lxviii)    “Law” means any code, directive, law (including common law), ordinance, regulation, guideline, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

(lxix)    “Leased Worker” means any worker provided by a staffing company, temporary employee agency, professional employer organization or similar entity.

(lxx)    “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), Tax, claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, secured or unsecured, whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

(lxxi)    “Lien” means any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Encumbrances.

(lxxii)    “Litigation” means any suit, action, administrative or other audit (other than regular audits of financial statements by outside auditors) proceeding, arbitration, cause of action, charge, claim, complaint, demand, dispute, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting Seller, its Business, any of its assets or properties or its insurance policies, or the transactions contemplated by this Agreement.

(lxxiii)    “LLCA Amendment” has the meaning set forth in Section 2.2(f).

(lxxiv)    “Loss” means any and all direct or indirect Litigation, payments, recoveries, deficiencies, fines, penalties, interest, assessments, losses, material diminution in the value of assets, damages), Liabilities, Taxes, judgment, costs, expenses (including (A) interest, penalties and reasonable attorneys’ fees and expenses, (B) reasonable attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder, and (C) consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a Third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

(lxxv)    “Material Adverse Effect” means with respect to (a) the Selling Parties, any event, change, development, occurrence or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the Business or the Acquired Assets, taken as a whole and (b) to the Company and its Subsidiaries, any event, change, development, occurrence or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the Company or its Subsidiaries, taken as a whole.

(lxxvi)    “Materiality Scrape” has the meaning set forth in Section 6.7(d).

(lxxvii)    “Merger Sub” has the meaning set forth in the recitals.

(lxxviii)    “Minority Sale” has the meaning set forth in Section 1.1(b)(iii).

(lxxix)    “Net Equity Valuation” (i) in the event of an Public Offering, means the aggregate net equity value of the Publicly Traded Securities and (ii) in the event of a Company Sale, the aggregate net equity value of the Company’s Class A-1 Units and Class A-2 Units and for avoidance of doubt excluding all amounts necessary to satisfy all of the Company’s then outstanding Class A-3 Units, Class A-4 Units and Class A-5 Units and indebtedness.

(lxxx)    “New Studio” has the meaning set forth in Section 1.1(e)(ii).

(lxxxi)    “Newco Merger” has the meaning set forth in the recitals.

(lxxxii)    “Non-Assignable Assets” has the meaning set forth in Section 2.6(a).

(lxxxiii)    “Order” means any decree, injunction, judgment, order, ruling, writ, quasi- judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

(lxxxiv)    “Ordinary Course of Business” means the following: an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (B) does not require authorization by the board of directors or shareholders (or equivalents) of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person. “Ordinary Course of Business” will be determined without giving effect to COVID- 19 or the COVID-19 Pandemic.

(lxxxv)    “Parent” has the meaning set forth in the recitals.

(lxxxvi)    “Party” means any party hereto and “Parties” means all parties hereto.

(lxxxvii)    “Permit” means any Regulatory Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

(lxxxviii)    “Permitted Encumbrances” means (a) Liens for Taxes not yet due and payable for which appropriate reserves have been established in accordance with GAAP, and (b) non-exclusive licenses of Intellectual Property Rights granted by the Seller, the Company or its Subsidiaries, as applicable, in the Ordinary Course of Business to the extent disclosed on Schedule 3.7(b) hereof.

(lxxxix)    “Person” means a natural person or any legal, commercial or Governmental Entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

(xc)    “Personal Data” means any information defined as “personal information”, “personally identifiable information”, “personal data” or any functional equivalent of these terms relevant under any Privacy and Security Requirements.

(xci)    “Privacy and Security Requirements” means, to the extent applicable to the Selling Parties, (i) any Laws, Privacy Contracts, or Privacy Policies and (ii) the Payment Card Industry Data Security Standard.

(xcii)    “Privacy Contracts” means all Contracts between the Seller and any Person that address the collection, retention, storage, processing, sharing, transmission, confidentiality, security, use and/or disclosure of Personal Data, Trade Secrets, or confidential information, including, without limitation, all such Contracts used in the provision of any deliverables or services to third parties.

(xciii)    “Privacy Laws” means any Laws that relate to and/or address privacy, security, data use, consumer tracking, consumer targeting, data protection and destruction, data breach notification or data transfer issues, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, the Genetic Information Nondiscrimination Act of 2008, and the Health Information Technology for Economic and Clinical Health Act of 2009, the Gramm-Leach-Bliley Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, 201 C.M.R. 17.00 et. seq., the General Data Protection Regulation (GDPR), the California Consumer Privacy Act of 2018 and all current and former implementing Laws, rules, regulations, and any guidelines issued by relevant industry organizations, in each case as applicable to the Seller or the Business.

(xciv)    “Privacy Policies” means all written policies applicable to the Seller relating to the collection, use, storage, processing, transfer, disclosure, and protection of personal information, including all website and mobile application privacy policies and any such policies that are required by applicable Privacy Laws.

(xcv)    “Public Offering” has the meaning set forth in the H&W LLC Agreement.

(xcvi)    “Publicly Traded Securities” means, in connection with a Public Offering, shares of common equity that is traded on the Nasdaq National Market, New York Stock Exchange or other applicable securities exchange.

(xcvii)    “Regulatory Authority” means any federal, state, county, local, foreign or other governmental, public or regulatory agencies, courts, administrative agency, authorities (including self-regulatory authorities), Taxing authorities or entities, instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

(xcviii)    “Related Person” with respect to a particular individual means: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (C) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (V) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (W) any Person that holds a Material Interest in such specified Person;

(X) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (Y) any Person in which such specified Person holds a Material Interest; and (Z) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); provided that each Selling Party shall be deemed a Related Person of each other Selling Party. For purposes of this definition, (I) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (II) the “Family” of an individual includes (1) the individual, (2) the individual’s spouse, (3) any other natural person who is the parent, child, grandparent, grandchild or sibling of the individual or the individual’s spouse and (4) any other natural person who resides with such individual; and (III) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

(xcix)    “Related Person Transaction” means with respect to (a) the Selling Parties, any agreement, arrangement, commitment, transaction or course of dealing between the Business, on the one hand, and any Related Person of the Selling Parties or group of such Related Persons, on the other hand and (b) the Company and its Subsidiaries, any agreement, arrangement, commitment, transaction or course of dealing between the business of the Company or any of its Subsidiaries, on the one hand, and any (i) Related Person of the Company or any of its Subsidiaries or (ii) group of such Related Persons, on the other hand.

(c)    “Reorganization” has the meaning set forth in the recitals.

(ci)    “Restricted Territory” has the meaning set forth in Section 5.4.

(cii)    “Restrictive Covenants” has the meaning set forth in Section 5.6(a).

(ciii)    “Restrictive Covenant Agreements” has the meaning set forth in Section 2.2(j).

(civ)    “Rumble Fitness” has the meaning set forth in the recitals.

(cv)    “Rumble Franchise Assignment” has the meaning set forth in Section 2.2(e).

(cvi)    “Secured Promissory Note” has the meaning set forth in Section 2.2(d).

(cvii) “Security Breach” means any incident that constitutes a “security breach” under applicable Privacy Laws.

(cviii)    “Securities Act” means the Securities Act of 1933, as amended, or any successor federal Law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

(cix)    “Seller” has the meaning set forth in the recitals.

(cx)    “Seller Benefit Plans” has the meaning set forth in Section 3.12.

(cxi)    “Seller Fundamental Representations” has the meaning set forth in Section 6.2(b).

(cxii)    “Seller Indemnitees” has the meaning set forth in Section 6.2.

(cxiii)    “Seller Information Systems” has the meaning set forth in Section 3.7(f).

(cxiv)    “Seller Intellectual Property” has the meaning set forth in Section 1.2(b).

(cxv)    “Seller Merger” has the meaning set forth in the recitals.

(cxvi)    “Selling Parties” has the meaning set forth in the recitals.

(cxvii)    “Software” means computer programs, application programming interfaces, libraries, compilers, assemblers, including management information systems and personal computer programs. The tangible manifestation of such programs may be in the form of, among other things, source code, flow diagrams, listings, object code and microcode, provided however “Software” shall not include off-the-shelf software that is generally commercially available.

(cxviii)    “Studio Closure” has the meaning set forth in Section 1.1(e)(i).

(cxix)    “Subscription Agreement” has the meaning set forth in Section 2.2(g).

(cxx)    “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

(cxxi)    “Tangible Property” means any machinery, equipment, inventory, parts, furniture, leasehold improvements, office equipment, vehicles, tools, forms, supplies or other tangible property of any kind or nature whatsoever.

(cxxii)    “Tax” means any federal, state, county, local, city or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, unincorporated business, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, unclaimed property, escheat, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Regulatory Authority, including any interest, penalties, and additions imposed thereon or with respect thereto.

(cxxiii)    “Tax Return” means any return (including any informational return) report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

(cxxiv)    “Third Party” means any Person other than a Party.

(cxxv)    “Third Party Claim” has the meaning set forth in Section 6.4(a).

(cxxvi)     “Third Party Defense” has the meaning set forth in Section 6.5(a).

(cxxvii)    “Total Consideration” means the actual amount of the Class A Units or other equity securities received by Seller.

(cxxviii)    “Trade Secret” means any item of confidential information that constitutes a “trade secret(s)” under applicable common law or statutory law.

(cxxix)    “Trademark Assignment” has the meaning set forth in Section 2.2(c).

(cxxx)    “Transaction Documents” means this Agreement and the other documents or agreements to be executed in connection herewith.

(cxxxi)    “Transaction Expenses” means all expenses of the Selling Parties incurred in connection with the preparation, execution, performance and/or consummation of this Agreement, the other Transaction Documents and the Closing, including (A) all brokerage commissions, fees, expenses and disbursements, (B) all fees, expenses or other payments made in order to obtain any consents or approvals or to give notices in connection with the transactions contemplated hereby, (C) all payments to employees of the Business which come due as a result of the transactions contemplated by this Agreement, including any change of control, stay or transaction bonuses, and (D) all fees and disbursements of attorneys, accountants, and other advisors and service providers payable by the Selling Parties.

(cxxxii)    “Transfer Taxes” means (A) sales, use, transfer (including real property transfer or gains tax), recording, documentary, stamp, value added, registration, stock transfer, transaction and similar Taxes applicable to or arising as a result of the consummation of any of the transactions contemplated by this Agreement and/or any Transaction Document (but excluding any Taxes on income) and (B) any additions, penalties, or interest in respect thereof.

(cxxxiii)    “Xponential” means Xponential Fitness, LLC, a Delaware limited liability company.

(cxxxiv)    “Xponential’s Financial Statement Date” has the meaning set forth in Section 4.5.

(cxxxv)    “Xponential’s Financial Statements” has the meaning set forth in Section 4.5.

(cxxxvi)    “Xponential’s Historical Financial Statements” has the meaning set forth in Section 4.5.

(cxxxvii)    “Xponential’s Interim Financial Statement Date” has the meaning set forth in Section 4.5.

(cxxxviii)    “Xponential’s Interim Financial Statements” has the meaning set forth in Section 4.5.

EXHIBIT B

BILL OF SALE

See attached.

EXHIBIT C

TRADEMARK ASSIGNMENT

See attached.

EXHIBIT D

DOMAIN NAME ASSIGNMENT

See attached.

EXHIBIT E

SECURED PROMISSORY NOTE

See attached.

EXHIBIT F

RUMBLE FRANCHISE ASSIGNMENT

See attached.

EXHIBIT G

AMENDMENT TO H&W LLC AGREEMENT

See attached.

EXHIBIT H

SUBSCRIPTION AGREEMENT

See attached.

EXHIBIT I

RESTRICTIVE COVENANT AGREEMENT

See attached.